Exhibit 10.6

TENANT’S ASSIGNMENT OF LEASE WITH CONSENT BY LANDLORD

AND ASSUMPTION BY ASSIGNEE

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned FOOTHILLS PARTNERS, a Nevada Limited Partnership, (hereinafter referred to as “Assignor”) hereby sells, assigns and transfers to CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation, (hereinafter referred to as “Assignee”), its right, title and interest as Tenant in and to the lease dated December 1, 1999, (the “Lease”), with an Amendment to Office Lease Agreement dated December 7, 2000, and an Amendment to Office Lease Agreement dated February 20, 2003, true and correct copies of which are attached hereto and incorporated herein by reference as Exhibit A, by and between COUNTRY CLUB CENTER, LTD, a Nevada Corporation, as Landlord and Assignor as Tenant for certain premises described in said Lease and located at Suite 100, located in the MacDonald Corporate Center, 1700 W, Horizon Ridge Parkway, Henderson, Nevada 89012 (hereinafter referred to as the “Premises”).

In consideration of the assignment of the Lease (“Assignment” herein) effective as of May 5, 2004, Assignee hereby covenants and agrees to fully and faithfully perform all of the obligations and duties of Assignee as Tenant under the Lease including, without limitation, the obligation to pay Minimum Rent and any and all additional charges “Rent” herein), as set forth in the Lease. Additional charges may include any charges previously incurred by Assignor including, but not limited to, the pro-rated year-end reconciliation of actual operating costs of the Premises. In addition, Assignee acknowledges and agrees that Assignee has inspected the Premises and that the Premises are acceptable to Assignee in all respects in their present condition.

This Assignment shall not relieve Assignor from liability for payment of Rent or from the obligation to keep and be bound by the terms, conditions and covenants of the Lease. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver of any of the provisions of the Lease or consent to the assignment or subletting of the premises.

FOOTHILLS PARTNERS,
A Nevada Limited Partnership

By	/s/ RICHARD C. MACDONALD	Dated: April 30, 2004
Richard C. MacDonald, General Partner

ACCEPTANCE OF ASSIGNMENT

The Assignee named herein accepts the above Assignment and hereby assumes and agrees to perform each and all of the obligations on the part of Tenant to be kept and performed at the time, in the manner, and as required by the provisions of said Lease. Assignee acknowledges that the present rent is $5,881.62 per month.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.,
a Delaware corporation,

By:	/s/ MICKAEL A FLAA		CFO	Dated: April 30, 20004
Print Name:	Michael A Flaa	Title:	CFO

Assignment of Lease	1	May 2, 2004

CONSENT TO ASSIGNMENT

JIMMERSON CORPORATE CENTER, LLC., a Nevada Limited Liability Company, successor-in-interest to COUNTRY CLUB CENTER, LTD., a Nevada Corporation, in that certain Lease Agreement described in the attached Assignment does hereby give written consent to the attached Assignment of FOOTHILLS PARTNERS, a Nevada Limited Partnership, (“Assignor”) right, title and interest in and to the Lease, as amended, to CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation, (“Assignee”).

Such consent to Assignment shall not relieve Assignor from liability for payment of the Rent or from the obligations to keep and be bound by the terms, conditions and covenants of the Lease. The acceptance of Rent from any other person shall not be deemed to be a waiver of any of the provisions of the Lease to the assignment or subletting of the leased premises.

DATED: May 11, 2004.

LANDLORD:

JIMMERSON CORPORATE CENTER, LLC.,
A Nevada Limited Liability Company

By	/s/ (ILLEGIBLE) JIMMERSON
(Illegible) Jimmerson, General Partner

TENANT:

FOOTHILLS PARTNERS, a Nevada Limited Partnership

By	/s/ RICHARD C. MACDONALD
Richard C. MacDonald, General Partner

Assignment of Lease	2	May 2, 2004

OFFICE LEASE AGREEMENT

This Office Lease Agreement (“Lease”) is made and entered into as of the 1st day of December, 1999, by and between COUNTRY CLUB CENTER, LLC, a Nevada limited liability company, (“Landlord”) and FOOTHILLS PARTNERS, a Nevada limited partnership, (“Tenant”).

WITNESSETH: In consideration of the rents, covenants and agreements given and exchanged herein, Landlord leases to Tenant and Tenant leases from Landlord all of those certain premises (“Premises”), as hereinafter described, within the MacDonald Corporate Center building (“the Building”), 1700 W. Horizon Ridge Drive, Henderson, Nevada,. The Building is depicted on the site plan attached hereto as, Exhibit A, (“Site Plan”). The Premises, which are located on the first and second floors of the Building, are cross hatched on the Site Plan and the floor plan attached as Exhibit A-1.

SUBJECT to the operation and effect of any and all instruments and matters of record or in fact,

UPON the terms and subject to the conditions which are hereinafter set forth:

SECTION 1: CERTAIN DEFINED TERMS; TERM

1.1 Certain Defined Terms. Whenever used in this Lease:

(a) “Base Rent” means One Hundred Fifteen Thousand Eight Hundred Eighty-four Dollars ($234,492.00) plus the amount by which said sum is adjusted pursuant to Section 3.2 of this Lease. (This figure is based on $19,541.00 per month times 12 months).

(b) “Base Year” means the calendar year ending 2000.

(c) “Building Parcel” means the Premises, the remainder of the Building, the Parcel on which the Building is located, all appurtenances thereto, all parking facilities and any other building or improvements related to the Building. Unless Landlord specifically designates otherwise in writing, the Building Parcel shall be the Center.

(d) “Center” means the MacDonald Corporate Center, as set forth on the Site Plan, together with any additional Parcels operated as part of the MacDonald Corporate Center, including the real property on which the Center is located, all appurtenances thereto, all parking facilities and any other building or improvements related to the Center. Landlord reserves the right to make any changes to the design of the Center as Landlord in its sole and absolute discretion deems desirable, so long as such changes do not adversely impact, in any material respect, Tenant’s access to the Premises, or parking spaces (including access from neighboring public streets), the visibility of Tenant’s permitted signs, or Tenant’ rights of occupancy of the Premises in accordance with this Lease.

(e) “Center Operating Agreement” means any agreement providing for easements, covenants, conditions, restrictions and/or other agreements governing the common use, enjoyment, operation, maintenance and repair of the Building Parcel with another Parcel. Without intending to limit the generality of the foregoing a Center Operating Agreement may establish separate Parcels and may provide for (i) the creation of blanket or reciprocal parking, access, ingress and egress and utility easements benefiting owners and occupiers of the Center or any part thereof, (ii) the common management, operation, maintenance and repair of all or any portion of the Center, (iii) the allocation by Parcel of all or any portion of the operating expenses, real and personal property taxes and amortized cost of capital improvements for the Center in order to provide for the efficient management, operation, maintenance and repair of the Center or any portion thereof and (iv) other matters customarily contained in similar agreements governing the use and occupancy of property similar to the Center.

(f) “Claims” means any claims, damages, losses, suits, proceedings, actions, causes of action, responsibility, liability, demands, costs and expenses (including attorneys’ fees), judgments and executions.

(g) “Commencement Date” shall mean the date of receipt of a Certificate of Occupancy for the Premises.

(h) “Common Areas” means all areas both interior and exterior provided by Landlord for the common or joint use and benefit of the occupants of the Building, their employees, agents, customers, and other invitees including but not limited to building lobbies and hallways, the Parking Area (whether spaces are assigned, reserved or not) as defined in Section 5.1 of this Lease, public restroom facilities, landscaping, sidewalks and other areas of the Center available for the common or joint use and benefit of the occupants of the Center, including occupants of the Building.

(i) “Consumer Price Index” means the Consumer Price Index for Urban Wage Earners and Clerical Workers (Base Year 82/84 = 100) for the United States published by the Bureau of Labor Statistics (“BLS”) of the United States Department of Labor, except that if, after the date of this Lease, the Consumer Price Index uses a different standard reference base or is otherwise revised, an adjustment shall be made therein for purposes of this Lease, using the conversion factor, formula or table for making adjustments, which is published by the BLS, or if the BLS does not publish the same, then as published by Prentice-Hall, Inc., the Bureau of National Affairs, Commerce Clearing House, or any other nationally recognized publisher of similar statistical information, as selected by Landlord.

(j) “Gross Area” means 2,893 square feet on the first floor and 7,670 square feet on the second floor, for a total of 10,563 gross square feet.

(k) “Interior Common Facilities” means those areas devoted to lobbies, corridors, hallways, restrooms, mail rooms, mechanical and electrical rooms and shafts, janitor closets and other similar facilities used by or benefiting tenants on a non-exclusive basis.

(l) “Landford’s Notices Address” means Country Club Center, LLD, 1700 W, Horizon Ridge Pkwy., Suite 200, Henderson, Nevada 89012, or such other address as may be designated by Landlord from time to time by notice given pursuant to Section 30 of this Lease.

(m) “Laws” means all statutes, ordinances, rules, regulations, orders and decrees of all municipal, state and federal authorities.

(n) “Lease Year” means (i) the period commencing on the Commencement Date and terminating on the last day of the twelfth (12th) full calendar month during the Term, and (ii) each successive period of twelve (12) calendar months thereafter during the Term.

(o) “Mortgage” means a mortgage, deed of trust, ground lease or other, similar instrument of encumbrance heretofore or hereafter covering any or all of the Premises or the remainder of the Center (and each renewal, modification, consolidation, replacement, or extension thereof).

(p) “Mortgagee” means, as applicable, the mortgagee, beneficiary, ground lessor or other holder of a Mortgage.

(q) [Intentionally deleted.]

(r) “Parcel” means a separately owned, operated or otherwise identified portion of the Center.

(s) “Permitted Use” means a financial institution, as more particularly described in the Addendum.

(t) “Proportionate Share” means Thirty-seven and 7/10 (37.7%).

(u) “Rentable Area” means 2,513 sq. ft. on the first floor and 6,660 sq. ft. on the second floor, for a total of Nine Thousand One Hundred Seventy-Three (9,173) square feet of total rentable area.

(v) “Security Deposit” is waived.

(w) “Tenant’s Notice Address” means the Premises, or such other address as may be designated by Tenant from time to time by notice given pursuant to Section 30 of this Lease.

(x) “Term” means a period of five (5) years plus the part of a month referred to in Section 2.1, commencing and ending as provided in Section 2.1.

1.2 Other Defined Terms. Terms used in this Lease which are defined elsewhere are as follows:

Term	Section Reference
“Addendum”	5.2
“Additional Rent”	3.1	(b)
“Assignment”	20.1
“Bankruptcy Code”	26.2
“Costs of reletting”	25.3
“Description of Work”	8.1
“Excess Consumption”	14.3
“Guarantor”	1.1	(v)
“Gross Area”	4.1
“Hazardous Substance”	10.2
“Initial Index”	3.2
“Landlord’s Operating Costs”	3.6	(a)
“Parking Area”	5.1
“Rent”	3.1
“Rentable Area”	4.1
“Sublease”	20.1
“Taking”	19.1
“Taxes”	3.5	(a)
“Tenant’s Bankruptcy”	26.1
“Termination Date”	2.1

SECTION 2: TERM

2.1 Term. This Lease shall commence on the Commencement Date and shall be for the Term specified in Section 1.1(x), plus, if the Commencement Date is other than the first (1st) day of the month, the period of time from the Commencement Date to the last day of the month in which the Commencement Date occurs. The Term shall terminate at 11:59 o’clock P.M., on the last day of the last calendar month of the Term (the “Termination Date”).

2.2 [Intentionally deleted.]

2.3 Surrender. At the Termination Date, Tenant shall surrender the Premises to Landlord in good order and condition, subject to the provisions of Section 18 relating to casualty damage and reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Premises, Tenant shall remove its personal property and trade fixtures in accordance with Section 8.6 of this Lease, and shall surrender to Landlord any Automobile Parking Area cards issued under Section 5.2.

2.4 Holding Over. If Tenant, with Landlord’s prior written consent, shall be in possession of the Premises after the Termination Date or any earlier termination of this Lease such occupancy shall be deemed to be under a month-to-month tenancy, which shall continue until either party provides thirty (30) days’ written notice to the other that the notifying party elects to terminate the tenancy, in which event the tenancy shall terminate at the end of the thirty (30) day period. The Base Rent during such tenancy shall equal one hundred twenty five (125%)

percent of the Base Rent for the Lease Year during which expiration or termination of the Term occurred. If, without Landlord’s prior written consent, Tenant continues to occupy the Premises after this Lease is terminated or expires, without altering or impairing any of Landlord’s rights under this Lease or applicable law or implying any right to remain in possession, Tenant agrees to pay to Landlord as Base Rent for the Premises until the Tenant surrenders possession of the Premises to Landlord, a sum equaling one hundred fifty (150%) percent of the amount of monthly Base Rent for the Lease Year during which termination or expiration occurred. If Tenant occupies the Premises after the Lease is terminated or expires without having obtained Landlord’s prior written consent, Tenant agrees to protect, defend, indemnify and hold Landlord harmless from any Claims asserted against Landlord by reason of Landlord’s failure to deliver the Premises to or make the Premises available for a subsequent tenant of the Premises.

SECTION 3: RENT

3.1 Amount. As rent for the Premises on and after the Commencement Date (all of which is hereinafter referred to collectively as “Rent”), Tenant covenants and agrees to pay to Landlord all of the following:

(a) Base Rent. Annually, “Base Rent” as specified in Section 1.1(a), plus

(b) Additional Rent. All other additional sums, payments, and charges of any kind or nature whatsoever which Tenant is obligated to pay under this Lease or which accrue while this Lease is in effect (collectively, “Additional Rent”).

3.2 Rental Adjustment. The Base Rent shall be adjusted for each year after the first Lease Year, and upon such adjustment Tenant shall pay the adjusted amount as the Base Rent. The Base Rent, as adjusted, shall equal (a) the dollar amount specified in Section 1.1(a), plus (b) an amount equal to the product of (i) the Base Rent in effect during the preceding Lease Year, multiplied by (ii) a fraction, the denominator of which shall be the Consumer Price Index published for the calendar month immediately preceding the commencement of the preceding Lease Year (the “Initial Index”) and the numerator of which is the difference between (i) the Consumer Price Index for the calendar month preceding the commencement of the subsequent Lease Year for which the adjusted rent is to be determined and (ii) the Initial Index (provided that such fraction shall not in any event result in a decrease in Base Rent). If the Consumer Price Index is not so published for such calendar month, then the Consumer Price Index for the most recent calendar month or other period for which it is so published shall be used. (For example, for the Lease Year beginning January 1, 2002, the denominator would be the Consumer Price Index in December, 2000 [the month before the preceding year], and the numerator would be the difference between the Consumer Price Index in December 2001, [the month preceding the upcoming year], and the Consumer Price Index in December, 2000.

3.3 When Due and Payable.

(a) Monthly Installments. The Base Rent for any Lease Year shall be due and payable in twelve (12) consecutive, equal monthly installments, in advance, on the first (1st) day of each calendar month during the Lease Year; except that (i) the installment of Base Rent payable for the first full calendar month of the Term shall be due and payable on the execution and delivery of this Lease, and (ii) if the Term commences on a day other than the first (1st) day of a calendar month, the installment of Base Rent for that partial first month shall be payable on the Commencement Date and prorated on the basis of 1/365th for each day of such month.

(b) Additional Rent. Any Additional Rent accruing under any provision of this Lease shall, except as is otherwise set forth in this Lease, be due and payable when the installment of the Base Rent next falling due after such Additional Rent accrues, becomes due and payable, unless Landlord makes written demand upon Tenant for payment thereof at any earlier time in which event the Additional Rent shall be due and payable at that time.

(c) No Deduction; Late Charge. Each payment of Rent shall be made promptly when due, without any deduction or setoff whatsoever, and without demand, failing which Tenant shall pay to Landlord as Additional Rent, for each day after the fifth (5th) day on which such payment is due but unpaid, a late charge equaling five percent (5%) of the delinquent amount.

(d) Acceptance of Less Than Full Amount. Any payment made by Tenant to Landlord on account of Rent may be credited by Landlord to the payment of any Rent then past due before being credited to Rent currently falling due. Any payment which is less than the amount of Rent then due may be accepted by Landlord and shall not alter or impair Landlord’s rights under this Lease to be paid all Rent then due, or to exercise any right or remedy provided in this Lease for failure to pay Rent, even if the partial payment is accompanied by an endorsement or statement that the lesser amount or Landlord’s acceptance thereof constitutes payment in full of the amount of Rent then due.

3.4 Where Payable. Tenant shall pay Rent in lawful currency of the United States of America by delivering or mailing it to Landlord’s Notice Address, or to such other address or in such other manner as Landlord from time to time specifies by written notice to Tenant. If Tenant pays by mail, Tenant agrees to mail the Rent in advance so that it will reasonably be received by Landlord on or before the first (1st) day of the calendar month for which it is due.

3.5 Real Estate Taxes.

(a) Taxes Defined. As used in this Lease, the term “Taxes” means all impositions, taxes, assessments (special or otherwise) and other governmental levies and charges of any and every kind, ordinary or extraordinary, foreseen or unforeseen, assessed or imposed upon or with respect to the ownership of, or other taxable interest attributable to, the Building Parcel and any improvements, fixtures, equipment and other property of Landlord, real or personal, used in connection with the operation of the Building Parcel, and tax, imposition or charge which shall be imposed on any interest or excise in addition to or in lieu of the foregoing. The term “Taxes” shall not include taxes payable by Tenant for its property under Section 6.2.

(b) Tenant’s Obligation. Tenant covenants and agrees to pay as Additional Rent for each Lease Year or portion thereof during the Term its Proportionate Share of the increase over the amount paid for the Base Year of all Taxes. The Tenant’s obligations to pay its

Proportionate Share of such increase of Taxes shall begin as of the Commencement Date. Tenant’s Proportionate Share of Taxes shall be that percentage of the total Taxes so assessed, equal to the product obtained by multiplying such increase in Taxes by Tenant’s Proportionate Share.

(c) How Paid. Tenant’s Proportionate Share of such increase over the amount paid for the Base Year of all Taxes during the Term of this Lease shall be paid by Tenant within thirty (30) days after receipt of an invoice therefor from Landlord. At Landlord’s option, Tenant’s Proportionate Share of Taxes shall be paid by Tenant in equal monthly installments in such amounts as are estimated and billed for each tax year by Landlord at the commencement of the Term and at the beginning of each successive tax year during the Term, each such installment being due on the first day of each calendar month. At any time, Landlord may re-estimate Tenant’s Proportionate Share of Taxes and adjust Tenant’s equal monthly installments payable thereafter during the tax year to reflect more accurately Tenant’s Proportionate Share of Taxes. The proportionate share paid or payable for each tax year shall be adjusted between Landlord and Tenant within thirty (30) days after a certification as to actual taxes is sent by Landlord to Tenant by Landlord’s providing Tenant, in the case of overpayment by Tenant, a credit against the next installments due; and, in the case of an underpayment by Tenant, Tenant’s payment of such deficiency on the next installment due date.

(d) Prorations For First, Last Years. For the calendar years in which this Lease commences and terminates, Tenant’s liability for its Proportionate Share of any Taxes for such years shall be subject to a pro rata adjustment based on the number of days of any such year during which the Term of this Lease is in effect as such total bears to 365 days.

(e) Tax Bills; Other Expenses. A copy of tax bills or assessment bills submitted by Landlord to Tenant shall always be sufficient evidence of the amount of taxes or assessments levied or assessed against the property to which such bill relates. Landlord’s reasonable expenditures for attorneys’ fees, appraisers’ fees, expert witnesses fees, consultants’ fees, and other costs incurred in any Lease Year without regard to the tax year involved, in any efforts by Landlord to minimize Taxes, which rights are reserved to Landlord, shall be included in the definition of Taxes for the purposes of this section 3.5. If Landlord should receive a refund of any such Taxes, Tenant will share proportionately in same, after deduction for all of Landlord’s expenses in obtaining any such refund. Landlord’s and Tenant’s obligations under this Section 3.5 shall survive the expiration or termination of this Lease.

3.6 Landlord’s Operating Costs.

(a) Operating Costs Defined. As used in this Lease, the term “Landlord’s Operating Costs” means:

(1) the costs and expenses incurred in operating and maintaining the Building and the Building Parcel pursuant to this Lease, including, without limitation, all costs and expenses of operating, maintaining, repairing, lighting, signing, cleaning, painting, striping, policing and security of the Building Parcel (including cost of uniforms, equipment and employment taxes); trash service, water, sewer and utility charges incurred by Landlord with respect to the Building Parcel including utility charges for the Premises and other tenant spaces; alarm systems; insurance, including, without limitation, liability insurance for personal injury, death, property damage, insurance against fire, extended coverage, theft or other casualties, worker’s compensation insurance covering personnel, fidelity bonds for personnel, insurance against liability for defamation and claims of false arrest occurring on and about the Building Parcel, plate glass insurance for glass exclusively serving the Building; maintenance of sprinkler systems serving the Building and the Premises; removal of snow, ice, trash, and debris; regulation of traffic; costs and expenses of inspecting and depreciation of machinery and equipment used in the operation and maintenance of the Building Parcel and personal property taxes and other charges incurred in connection with such equipment; amortization (over the reasonable life of the item) of the cost of capital investment items which are installed primarily for the purpose of reducing Landlord’s Operating Costs or which may be required by law or by any governmental authority; cost and expenses of repair or replacement of paving, curbs, walkways, landscaping, drainage, pipes, ducts, conduits, and similar items, and lighting facilities; costs and expenses of planting, replanting, replacing, and watering flowers, shrubbery, and planters; costs of providing energy to light the Building Parcel and the maintenance and repair of such equipment; cost of water services, if any, furnished by Landlord for the non-exclusive use of all tenants; cost of services, such as replacement of flourescent tubes for ceiling light fixtures, provided or made available to all tenants in the Building; parcel pick-up and delivery services relating to operating and maintaining the Building and Building Parcel; and administrative costs equal to fifteen percent (15%) of the total costs and expenses of operating and maintaining the Building Parcel; together with

(2) any costs and expenses reasonably allocated to the Building Parcel pursuant to a Center Operating Agreement.

(b) Excluded Items. Landlord’s Operating Costs shall not include: (1) income, estate, inheritance and franchise taxes levied against Landlord; (2) taxes paid by any tenant under Section 6.2; (3) depreciation, capital investment items (except as provided in Section 3.6(a)) and debt service; (4) leasing commissions and other expenses incurred in connection with procuring tenants or in connection with drafting or enforcing leases, such as, but not limited to, accounting, legal, architectural, space planning or engineering fees, advertising or promotional costs; (5) the cost of utilities separately metered to any tenant and billed directly to that tenant; (6) the cost of tenant improvements incurred in preparing space for a new tenant; (7) the cost of special services provided to any tenant and billed directly to that tenant; (8) repairs and maintenance paid by proceeds of insurance or Tenant and alterations attributable solely to tenants in the Building other than Tenant; (9) any duplication in cost recovery to Landlord because the expenditure falls in more than one category or because it is reimbursable in whole or in part by others; (10) expenses attributable to equipment located off the property upon which the Building is located and not used in connection with the operation of the Building Parcel; (11) any fines, penalty charges or interest incurred by Landlord due to Landlord’s violation of law or late payment: (12) the cost of repairs or other work occasioned by casualty or as a result of condemnation, construction defect or code violation resulting from action or lack of action by Landlord; (13) any cost attributable to additional insurance premiums with respect to sculptures, paintings or other artwork located on site; (14) expenses incurred in connection with insurance costs related to risks posed by others but not by Tenant; (15) except as otherwise provided in a Center Operating Agreement, expenses incurred in connection with land or improvements, which do not directly or indirectly serve or benefit the Building; (16) repairs and maintenance necessary because of negligence or willful conduct of other tenants, their officers, agents, employees, invitees, licensees and those parties working through or under those tenants to the extent such tenants or other persons are liable for such repairs or maintenance under the terms of their respective leases (if comparable to the terms of this Lease); (17) costs for alterations of tenants’ premises prior to and during duration of leases; (18) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise; (19) costs of any service furnished to any other occupant of the Building which Landlord does not provide or make available to Tenant hereunder; and (20) costs of curing construction defects to the extent such defect was caused by Landlord or relates to the structural elements of the Building.

(c) Tenant’s Obligation. In each Lease Year Tenant covenants and agrees to pay Landlord, as Additional Rent, a proportionate share of the increase of Landlord’s Operating Costs over the amount of Landlord’s Operating Costs in the Base Year, which amount due shall be computed by multiplying the increase in Landlord’s Operating Costs for the Lease Year in question by Tenant’s Proportionate Share; provided, however, that if occupancy of the Building during the Base Year is less than ninety-five percent (95%), Landlord’s Operating Costs for the Base Year shall be “grossed up” to that amount of Landlord’s Operating Costs that, using reasonable projections, would normally be expected to be incurred if the Building were ninety-five percent (95%) occupied during the Base Year, as determined under sound accounting and management principles, consistently applied. Landlord shall use commercially reasonable efforts to provide to Tenant, within one hundred twenty-(120) days after the expiration of the Base Year, but in no event later than one hundred fifty (150) days after the expiration of the Base Year, a written statement setting forth the Landlord’s Operating Costs for the Base Year, together with a reasonably detailed description of how such amounts were determined. Only those component Landlord’s Operating Costs that are affected by variations in occupancy levels shall be “grossed up” pursuant to the foregoing provision. Such proportionate share shall be paid by Tenant within thirty (30) days after receipt of an invoice therefor from Landlord which contains an itemized statement of the Operating Costs. At Landlord’s option, such proportionate share shall be paid by Tenant in monthly installments in such amounts as are estimated and billed by Landlord at the beginning of each twelve (12) month period commencing and ending on dates designated by Landlord, each installment being due on the first day of each calendar month. Within one hundred twenty (120) days (or such additional time thereafter as is reasonable under the circumstances), after the end of each such twelve (12) month period, the monthly installments paid or payable shall be adjusted between Landlord and Tenant in accordance with Landlord’s Operating Costs, arid Tenant shall pay Landlord or Landlord shall credit Tenant’s account or (if such adjustment is at the end of the Term) pay Tenant, as the case may be, within thirty (30) days of receipt of an itemized statement from Landlord to Tenant, as provided above, such amounts as may be necessary to effect adjustment to the agreed proportionate share.

SECTION 4: CONCERNING THE PREMISES AND COMMON AREAS

4.1 Rentable Area. The “Gross Area” described in Section 1.1(j) is the sum of (i) the occupiable area (“Rentable Area”) of the Premises, plus (ii) Tenant’s Proportionate Share of the area of the Interior Common Facilities in the Building, based upon the ratio of the Rentable Area of the Premises to the aggregate occupiable area in the Building as determined by Landlord. The area calculations are based upon dimensions measured from the exterior surface of exterior glass, finished columns or exterior walls and from the midpoint of demising walls or walls separating the Premises from the Interior Common Facilities. No deductions has been made for columns or projections. If the Rentable Area or the Proportionate Share should be greater or less as a result of design or construction of the Premises, other premises, the Building or Interior Common Facilities, the Rentable Area, the Gross Area and the Proportionate Share set forth in Section 1.1 shall be adjusted accordingly.

4.2 License. Subject to Section 11, Landlord grants to Tenant a non-exclusive license to use, throughout the Term,

(a) Those common stairways, lobbies, common hallways, and other portions of the Building which by their nature are manifestly designed and intended for common use by the occupants of the Building for the uses for which the Building has been leased, and, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes;

(b) Those portions of the Building Parcel (excluding that portion thereof which is improved by any other building) which by their nature are manifestly designed and intended for common use by the occupants of the Building and of any other improvements on the Building Parcel, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes; and

(c) Those portions of the Center, outside the Building Parcel, specifically designated in a Center Operating Agreement as being available for the common use or enjoyment of the occupants of the Center, including occupants of the Building.

4.3 Limitation on License. The license described in Section 4.1 shall be exercised in common with the exercise thereof by Landlord, any tenant or owner of the Building or Building Parcel, tenants or owners of other Parcels, any other person who may now or hereafter have any right to use any or all of the areas which are the subject of such license including persons designated as such pursuant to a Center Operating Agreement, and the respective officers, directors, agents, employees and invitees of the foregoing, and in accordance with the Rules and Regulations promulgated from time to time pursuant to the provisions of Section 9.4. Nothing contained herein shall be deemed to permit Tenant to use the exterior of the roof or walls of the Premises or Building for any purpose, or to place any sign upon the Center except in such areas (for example, the Building directory) as may be designated by Landlord in its discretion.

SECTION 5: PARKING

5.1 Parking Area. Landlord agrees to maintain or cause to be maintained an automobile parking area (the “Parking Area”) for the benefit and use of tenants and their customers, patrons and employees. The cost of maintenance, operation, repair and management of the Parking Area whether paid by or allocated to Landlord shall be included in Landlord’s Operating Costs. Except as set forth in Article 17, nothing contained herein shall be deemed to create liability upon Landlord for any damage to motor vehicles of customers or employees or from loss of property from within such motor vehicles.

5.2 Tenant’s Parking Rights. Tenant shall have the parking rights set forth on the Addendum to Lease hereto (“Addendum”). Except as otherwise provided in the Addendum, Landlord shall have the right to reserve and assign parking spaces for Tenant and other tenants of the Building or to designate parking rights on an unreserved, non-exclusive basis. Landlord may elect to provide Tenant with stickers or cards authorizing parking equal to the number of vehicles for which parking rights have been leased.

5.3 Parking Charges. Landlord may establish charges for the use of the Parking Area by persons who have not been issued stickers or cards in accordance with Section 5.2. Landlord may establish a system whereby these persons may present validations issued by tenants in lieu of payment of the parking charges. If Tenant wishes to provide Tenant’s customers and patrons with validations as part of the validation, system, Tenant agrees to pay Landlord, as Additional Rent, those charges established by Landlord for use of the validation system and to comply with such system and all rules and regulations established by Landlord for Tenant’s use and the use of Tenant’s customers and patrons of the validation.

SECTION 6: RENT TAX AND PERSONAL PROPERTY TAXES

6.1 Rent Tax. Tenant covenants and agrees to pay to Landlord, in addition to, and simultaneously with, any other amounts payable to Landlord under this Lease, a sum equal to the aggregate of any municipal, county, state or federal tax, assessment, levy or other charge (except taxes which are commonly referred to as income, estate, or inheritance taxes) now or hereafter levied or imposed against or on account of (i) any or all amounts payable under this Lease by Tenant or the receipts thereof by Landlord (ii) the value of this Lease; (iii) Tenant’s use or occupancy of the Premises or (iv) this transaction.

6.2 Personal Property Tax. Tenant shall pay, prior to delinquency, all taxes levied upon fixtures, furnishings, equipment and personal property placed on the Premises by Tenant. If any or all of Tenant’s fixtures, furnishings, equipment or personal property shall be assessed and taxed with Landlord’s real property, Tenant shall reimburse Landlord for such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.

SECTION 7: SECURITY DEPOSIT

[INTENTIONALLY OMITTED]

SECTION 8: CONSTRUCTION OF THE PREMISES; ALTERATIONS

8.1 Landlord’s Obligation. Landlord’s obligations with respect to the construction of the Building are set forth in Exhibit C. The respective obligations, covenants and agreements of

Landlord and Tenant to construct the Premises including the division of responsibilities and procedures for design and construction and for payment of costs and expenses are more specifically set forth in Exhibit “C”, (“Description of Work”). Landlord shall not be required to furnish, install or pay for any work not set forth in Exhibit “C”.

8.2 Tenant’s Work. Prior to the Commencement Date, any work performed by Tenant, or any fixtures or personal property moved onto the Premises, shall be at Tenant’s own risk and neither Landlord nor Landlord’s agents or contractors shall be responsible to Tenant for damage or destruction of Tenant’s Work or property, except to the extent such damage or destruction is occasioned by Landlord’s own negligence. Tenant agrees to protect, defend, indemnify and hold Landlord harmless against Claims made with respect to damage or destruction of property of third persons moved on the Premises prior to the Commencement Date at Tenant’s request, except to the extent such damage or destruction is occasioned by Landlord’s own negligence.

8.3 Acceptance of Possession. Except for (a) latent defects or incomplete work which would not reasonably have been revealed by an inspection of the Premises made for the purpose of discovering the same when Landlord delivers possession of the Premises to Tenant, and (b) any other item of incomplete work set forth on a “punch list” prepared by Tenant and approved in writing by Landlord on or before the later of October 20, 1999 or ten (10) business days after Landlord delivers possession of the Premises to Tenant for performance by Tenant of its work on Exhibit C, Tenant, by its assumption of possession of the Premises, for such purposes, shall for, all purposes of the provisions of this Lease, be deemed to have accepted the Premises and to have acknowledged them to be in the condition called for under this Lease. Landlord shall have thirty (30) days in which to correct items on the punch list.

8.4 Alterations by Tenant. Tenant shall not make any alteration, addition or improvement to the Premises without first obtaining Landlord’s written consent thereto (which, in the case of non-structural alterations, additions, and improvements only, shall not unreasonably be withheld or delayed). If Landlord consents to any such proposed alteration, addition, or improvement, it shall be made at Tenant’s sole expense (and Tenant shall protect, defend, indemnify and hold Landlord harmless from any cost incurred on account thereof), and at such time and in such manner as not unreasonably to interfere with the use and enjoyment of the remainder of the Center by any tenant thereof or other person. All improvements to the Premises made by Tenant shall be made promptly in a good and workmanlike manner, by duly-licensed contractors, and in compliance with all insurance requirements and with all applicable permits and authorizations, and all other Laws now or hereafter pertaining to the Premises or the Building or Tenant’s use thereof. Prior to the commencement of such work, Tenant shall give evidence to Landlord that appropriate insurance satisfactory to Landlord has been obtained for the protection of Landlord and its tenants and invitees from damage or injury resulting from the making of such improvements. In addition, prior to the commencement of such work, Tenant, if required by Landlord, shall secure, at Tenant’s expense, performance, labor and materials bonds for the full cost of such work satisfactory to Landlord. Notwithstanding the foregoing, Tenant shall not make any alteration, addition or improvement whatsoever to the Common Areas without first obtaining Landlord’s written consent thereto which Landlord may grant or withhold in its sole and absolute discretion.

8.5 Mechanic’s Liens. Tenant shall (a) immediately after it is filed or claimed, have released (by bonding or otherwise) any mechanics’, materialmens’, or other lien filed or claimed against any or all of the Premises, the Center, or any other property owned or leased by Landlord, by reason of labor or materials provided for Tenant or any of its contractors or subcontractors (other than labor or materials provided by Landlord pursuant to the provisions of this Lease), or otherwise arising out of Tenant’s use or occupancy of the Premises or any other portion of the Center, and (b) protect, defend, indemnify, and hold harmless Landlord against and from any and all Claims incurred by Landlord on account of any such lien or claim. Nothing in this Lease shall be deemed in any way (c) to constitute Landlord’s consent or request, express or implied, that any contractor, subcontractor, laborer, or materialman provide any labor or materials for any alteration, addition, improvement, or repair to any or all of the Premises, or (d) to give Tenant any right, power, or authority to contract for or permit to be furnished any service or materials, if doing so would give rise to the filing of any mechanics’ or materialmens’ lien against any or all of the Center or Landlord’s estate or interest therein, or (e) to evidence Landlord’s consent that the Premises by subjected to any such lien.

8.6 Fixtures. Any and all improvements, repairs, alterations, and all other property attached to or otherwise installed as a fixture within the Premises by Landlord or Tenant shall, immediately on the completion of their installation, become Landlord’s property without payment therefor by Landlord, except that (a) any machinery, equipment, or fixtures installed by Tenant at no expense to Landlord and used in the conduct of Tenant’s trade or business (rather than to service the Premises or any of the remainder of the Building or the Building Parcel generally) shall remain Tenant’s property, and shall be removed by Tenant at the end of the Term so long as no default has occurred (and any damage to the Premises caused by such removal shall be repaired at Tenant’s expense), and (b) Landlord shall have the right to require Tenant to remove any improvements, repairs, alterations, property, machinery, equipment, or fixtures that Landlord designates, and any damage to the Premises caused by such removal shall be repaired at Tenant’s expense.

8.7 Quality of Improvements. Any improvements made to the Premises by either party hereto shall be made only in a good and workmanlike manner, using new, first-class materials and in accordance with all applicable building codes and other Laws.

SECTION 9: USE OF PREMISES

9.1 Limitation on Use. Tenant shall use the Premises solely for the Permitted Use, and shall not use or permit the Premises to be used for any other purpose or purposes except with the prior written consent of Landlord.

9.2 Laws and Insurance Requirements. Tenant shall comply with all Laws and the requirements of all policies of insurance now in force or which may hereafter be in force pertaining to the use of the Premises or any business conducted thereon. Tenant shall not use or permit the Premises to be used in whole or in part for any purpose or use in violation of any Laws or such insurance requirements.

9.3 Waste; Nuisance. Tenant shall not commit, or suffer to be committed, any waste upon the Premises; nor shall Tenant use the Premises for or carry on or permit any offensive, noisy, or dangerous trade, business, manufacture or occupation, or any nuisance or anything against public policy, or interfere with the business of or disturb the quiet enjoyment of any other tenant in the Building.

9.4 Rules and Regulations. Tenant shall faithfully observe and comply with the rules and regulations contained in Exhibit “D” to this Lease, or otherwise established or modified from time to time by Landlord in accordance with Section 11.4, Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any such rules and regulations.

SECTION 10: HAZARDOUS MATERIAL

10.1 Hazardous Substance; Tenant’s Indemnity. Tenant shall not cause, suffer or permit any Hazardous Substance (as hereinafter defined) to be disposed of within the Premises. Tenant shall not cause or permit any Hazardous Substance to be brought upon, kept, or used in or about the Premises or the Parking Area by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord. Landlord agrees to not unreasonably withhold its consent as long as Tenant demonstrates to Landlord’s satisfaction that the bringing upon, storage or use of such Hazardous Substance (i) is necessary or useful to Tenant’s business; (ii) will be in compliance with all Laws, include without limitation, Laws regulating or licensing the use or possession of such Hazardous Substance; (iii) will not result in the breach or default under a Mortgage; and (iv) is not harmful to any other occupant, employee, contractor, or invitee, of the Building. If Tenant breaches the obligations stated in the preceding sentences, or if the presence of Hazardous Substance on the Center caused or permitted by Tenant results in contamination of the Center or any part thereof, or if contamination of the Center or any part thereof by Hazardous Substance otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall protect, indemnify, defend and hold Landlord harmless from any and all Claims (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Substance present in the soil or ground water on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Substance on the Center or any part thereof caused or permitted by Tenant results in any contamination of the Center or any part thereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Center or such part thereof to the condition existing prior to the introduction of any such Hazardous Substance to the Center; provided that the approval of such actions shall first be obtained from Landlord and all Mortgagees, which approval may be given or withheld by Landlord in Landlord’s sole discretion.

10.2 Definition of Hazardous Substance. As used herein, “Hazardous Substance” means any substance, material, element, compound, mixture, solution, waste, pollutant or matter that may give rise to liability under (i) the Resource Conservation Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 (RCRA, 42 U.S.C. Sections 6901 et seq.); (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (CERCLA, 42 U.S.C. Sections 9601 et. seq.); (iii) the Clean Water Act (CWA, 33 U.S.C. Sections 1251, et seq.); (iv) the Safe Drinking Water Act (14 U.S.C. Sections 1401, et seq.); (v) the Toxic Substances Control Act (TSCA, 15 U.S.C. Sections 2601 et seq.); (vi) the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801, et seq.); (vii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. Sections 11001, et seq.); (viii) the Clean Air Act (42 U.S.C. Sections 7401, et seq.); (ix) the Endangered Species Act (16 U.S.C. Sections 1531, et seq.); (x) the Occupational Safety and Health Act of 1970 (OSHA, 29 U.S.C. Sections 65, et seq.); (xi) any regulations promulgated pursuant to Items (i) - (x) above; (xii) any similar local, state or federal laws, rules, ordinances or regulations either in existence as of the date hereof, or enacted or promulgated after the date of this Agreement, including, without limitation, Chapter 459 of the Nevada Revised Statutes, that concern the management, control, storage, discharge, treatment, containment, removal and/or transport of substances or materials that are or may become a threat to public health or the environment; or (xiii) any common law theory involving materials or substances which are (or alleged to be) hazardous to human health or the environment, based on nuisance, trespass, negligence, strict liability or other tortious conduct.

10.3 Landlord’s Obligation. Landlord shall not dispose of any Hazardous Substance within the Premises. Landlord shall not keep, use or store, or allow to be kept, used or stored, upon or about the Premises any Hazardous Substance which may endanger any part of the Premises or its occupants, business patrons or invitees.

SECTION 11: RIGHTS RESERVED BY LANDLORD

11.1 Changes to Building; Premises; Center. Landlord reserves the right in its sole discretion: (i) to change, improve and rearrange the Building Parcel and the Building, including, the number of suites, the Interior Common Facilities and the shape, location, levels and dimensions of the common areas both within and without the Building, and including space reservations in the Parking Area; and (ii) to develop and build the Center, and nothing in this Lease shall be deemed to grant Tenant any right of approval thereof; provided that (A) Landlord may not exercise such rights in a manner which would adversely impact, in any material respect, Tenant’s access to the Premises or parking spaces (including access from neighboring public streets), the visibility of Tenant’s permitted signs or Tenant’s rights of occupancy of the Premises in accordance with this Lease; and (B) no material changes shall be made to the Premises without the prior written approval of Tenant.

11.2 Certain Rights in Building and Center. Subject to the provisions contained in Section 11.1 (A) and (B), Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, persons or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent:

(a) Name of Building. To change the Building’s name or street address.

(b) Signage. Subject to Tenant’s signage rights set forth on the Addendum, to install, affix and maintain any and all signs on the exterior and interior of the Building.

(c) Windows. To designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators and other similar equipment, and to control all internal lighting that may be visible from the exterior of the Building.

(d) [Intentionally deleted]

(e) Keys. To retain at all times, and to use in appropriate instances, keys to all doors into the Premises. No locks shall be changed or added without the prior written consent of Landlord.

(f) Repairs and Decorations. Except as otherwise provided herein, to decorate and to make repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Building or Center, or any part thereof, and for such purposes to enter upon the Premises and during the continuance of any of said work to temporarily close doors, entryways, public space and corridors in the Building, to interrupt or temporarily suspend Building services and facilities and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, stairs, toilets, or other Interior Common Facilities or Parking Areas all without abatement of rent or affecting any of Tenant’s obligations hereunder, as long as the Premises are reasonably accessible and such work does not unreasonably interfere with Tenant’s permitted use of the Premises.

(g) Title. To have and retain a paramount title to the Premises free and clear of any act of Tenant purporting to burden or encumber them.

(h) Exclusives. To grant to anyone the exclusive right to conduct any business or render any service in or to the Building other than the business of financial institution (as defined in the Addendum), provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein.

(i) Heavy Equipment. To approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and Building, and to require all such items and furniture and similar items to be moved into and out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Landlord reserves the right to require permits before allowing any such property to be moved into or out of the Building.

(j) Vending Machines. To prohibit the placing of vending or dispensing machines of any kind in or about the Premises without the prior written permission of Landlord.

(k) Mail Chutes. To have access for tenants of the Building to any mail chutes located on the Premises according to rules of the United States Postal Service.

(l) Security. To take all such reasonable measures as Landlord may deem advisable for the security of the Building and its occupants, including without limitation, the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building, and the closing of the Building after regular working hours.

(m) Center Development. Except as otherwise provided herein, to develop and build the Center, alone or with others, in accordance with such plans and specifications as Landlord in its absolute discretion shall determine and to make repairs, alterations, additions, changes or improvements, in and about the Center, or any part thereof, and for such purposes to enter upon the Premises and during the continuance of any of said work to temporarily close driveways, Parking Areas, ingress and egress routes and to permanently change the arrangement and location of entrances or passageways, driveways, Parking Areas, ingress and egress routes, or other Common Areas, all without abatement of rent or affecting any of Tenant’s obligations hereunder, as long as the Premises are reasonably accessible and such work does not unreasonably interfere with Tenant’s permitted use of the Premises.

(n) Operating Agreements. To establish from time to time and amend one or more Center Operating Agreements, in such form and containing such terms and conditions as Landlord and any other owner(s) of the Center may agree, provided only that Tenant’s right to quiet enjoyment, as set forth in Section 12.1, and other rights set forth in this Lease are preserved.

RESERVATION OF THE RIGHTS SET FORTH IN THIS SECTION SHALL,

HOWEVER, IMPOSE NO OBLIGATION OR DUTY UPON LANDLORD TO

EXERCISE SAID RIGHTS.

11.3 Assignment of Rights. Without intending to limit any other provision contained in this Lease or given Landlord under law, the rights set forth in Section 11.1 (ii) and Section 11.2 (m) and (n) shall be freely assignable, independently from the rights and obligations of Landlord under this Lease.

11.4 Rules and Regulations. Landlord shall have the right to establish and, from time to time, change, alter and amend, and to enforce against all users of the Building Parcel reasonable rules and regulations as may be deemed necessary or advisable for the proper and efficient operation and maintenance, safety, care and cleanliness of the Building Parcel, or any part thereof, or for the preservation of good order thereon; including without limitation rules and regulations pertaining to the Parking Area (including the exclusion of employee parking from certain areas and the assignment of spaces to tenants and the hours during which the Parking Area shall be open for use). New rules and regulations or modification of existing rules and regulations shall be effective no earlier than thirty (30) days after reasonable notice to Tenant. A material breach of a rule or regulation shall constitute, at Landlord’s election, and subject to the notice and cure provisions contained in Section 25.1 (b) a breach of this Lease.

SECTION 12: QUIET ENJOYMENT

12.1 Quiet Enjoyment. Landlord covenants that upon Tenant’s paying the Rent and fully and faithfully keeping and performing all of the terms, covenants and conditions of this Lease, Tenant shall peaceably and quietly enjoy, hold and occupy the Premises during the Term. This covenant shall not extend to any disturbance, act or condition brought about by any other tenant in the Building and shall be subject to the rights of Landlord set forth in this Lease, including, without limitation, the rights set forth in Section 11.1(ii) and Section 11.2.

12.2 Center Operating Agreements. Tenant agrees this Lease shall be subordinate to any Center Operating Agreement, whether now of record, hereafter amended or hereafter recorded by Landlord provided that in no event shall a Center Operating Agreement alter or change Tenant’s rights under this Lease or Landlord’s responsibilities hereunder. This subordination agreement shall be self-operative; however, Tenant agrees to execute and deliver such further instruments necessary to subordinate this Lease to the obligations set forth under any Center Operating Agreement or amendments thereto imposed by Landlord in accordance with this Lease.

SECTION 13: MAINTENANCE AND SANITATION

13.1 Landlord’s Obligations. Subject to Sections 20 and 21 and Tenant’s obligations under Sections 13.2 and 13.3, Landlord covenants to maintain the Building in good and tenantable condition and repair and in a clean, neat and attractive condition. Tenant hereby waives all rights to make repairs at the expense of Landlord. Landlord’s maintenance and repair costs under this Section 13:1 will be deemed a Landlord’s Operating Cost. The foregoing notwithstanding, Landlord shall not be liable to Tenant for failure to make repairs as required herein unless Tenant has previously notified Landlord, in writing, of the need for such repairs and Landlord has failed to make such repairs within fifteen (15) days, following receipt of Tenant’s written notification unless such repairs cannot reasonably be completed within such 15-day period in which case Landlord has failed to commence said repairs within fifteen (15) days following receipt of Tenant’s written notification and thereafter diligently complete such repairs. Landlord shall have no obligation to alter, remodel, improve, decorate or paint the Premises except as set forth in Exhibit “C”. The provisions of this Section 13.1 are not intended to be exhaustive of Landlord’s obligations under any other provision of this Lease or under any law which imposes obligations on Landlord which may not be varied by agreement.

13.2 Limitations. If Landlord would be required to perform any maintenance or make any repairs under Section 13.1 because of: (a) modifications to the roof, walls, foundation and floor of the Building from that set forth in Landlord’s plans and specifications which are required by Tenant’s design for improvements, alterations and additions; (b) installation of Tenant’s improvements, fixtures or equipment; (c) Tenant’s or Tenant’s employees’ or customers’ negligence or wrongful act; or, (d) Tenant’s failure to perform any agreements contained in this Lease, Landlord may perform the maintenance or repairs or require Tenant to do so. If Landlord performs the maintenance or repair arising under this Section 13.2, Tenant shall pay Landlord the cost thereof plus a reasonable amount for Landlord’s overhead upon receipt of a statement from

Landlord. The cost incurred by Landlord under this Section shall not be a Landlord’s Operating Cost.

13.3 Utilities. Tenant shall be solely responsible for and promptly pay when due all charges for heat, gas, electricity and any other utility used or consumed in the Premises, other than those matters set forth in Section 14.1. In no event shall Landlord be responsible for an interruption or failure in the supply of any such utilities to the Premises unless such failure is caused by Landlord’s gross negligence or willful misconduct.

13.4 Tenant’s Obligations. Tenant covenants and agrees to:

(a) pay Landlord, Landlord’s cost of maintenance and repair, including additional janitorial costs, of any non-building standard improvements and non-building standard materials and finishes, as set forth in Exhibit “C”, special leasehold improvements in excess of or in addition to building standard, as set forth in Exhibit “C”.

(b) pay Landlord, Landlord’s cost of repair or replacement of all ceiling and wall finishes (including painting) and floor or window coverings which require repair or replacement during the Lease Term.

Landlord’s costs under this Section 13.4 will not be deemed a Landlord’s Operating Cost.

SECTION 14: LANDLORD SERVICES

14.1 Ordinary Services. Landlord shall pay for and cause to be provided for the benefit of the Premises (i) standard and customary trash removal service, Monday through Friday, (ii) water and (iii) sewer service.

14.2 Extraordinary Services. Landlord shall not be obligated to provide to or for the benefit of the Premises any of the services referred to in the provisions of Section 14.1 other than during the hours referred to therein. If Landlord elects in its sole discretion to provide such services other than during such hours, and if Tenant utilizes any of them, Tenant shall pay to Landlord as Additional Rent, the amount from time to time charged by Landlord therefor, as set forth on the written schedule of such charges moat recently provided by Landlord to Tenant.

14.3 [Intentionally deleted.]

14.4 Interruption. Landlord shall not be liable to Tenant for any failure, modification, or interruption of any such service which either (a) arises out of any of the causes listed in the provisions of Section 28, unless such interruption occurs as the result of Landlord’s gross negligence or intentional misconduct; or (b) is required by applicable law (including, by way of example rather than of limitation, any federal law or regulation relating to the furnishing or consumption of energy or the temperature of buildings).

SECTION 15: ENTRY AND INSPECTION

15.1 Purposes. Except in cases of emergency, in which case Landlord or its agents may enter the Premises at any time, Landlord and Landlord’s agents shall have the right to enter into and upon the Premises upon 24 hours’ notice for the purpose of inspecting the same; performing Landlord’s maintenance and repair obligations under this Lease; maintaining or making repairs, alterations, or additions to any other portion of the Building, including the erection and maintenance of such scaffolding, canopy, fences and props as may be required; posting notices of non-liability for alterations, additions or repairs, or of the availability of the Premises for lease (within 5 months prior to the expiration of the Term) or sale; or exhibiting the Premises to potential tenants, (within 5 months prior to the expiration of the Term) or potential lenders or purchasers. Tenant shall permit Landlord, at any time within one hundred fifty (150) days prior to the expiration of the Lease Term, to place upon the Premises any usual or ordinary “For Lease” signs.

15.2 Landlord’s Rights. If Tenant shall not be personally present to open and permit an entry into said Premises when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may use a master key to enter, without rendering Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease. Landlord shall be permitted to take any action under this Section, without any abatement of rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, nor shall such action by Landlord be deemed an actual or constructive eviction.

SECTION 16: INSURANCE

16.1 Tenant’s Liability Insurance. Tenant shall procure at its sole cost and expense and keep in effect from the earlier of its occupancy of the Premises or the Commencement Date of this Lease and at all times until the end of the Term either Comprehensive General Liability insurance or Commercial General Liability insurance applying to the use and occupancy of the Premises or the Building, or any part of either, or any areas adjacent thereto, and the business operated by Tenant, or any other occupant, on the Premises. Such insurance shall include Broad Form Contractual liability insurance coverage insuring all of Tenant’s indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least One Million and No/100 Dollars ($1,000,000.00), and a general aggregate limit of Two Million and No/100 Dollars ($2,000,000.00). All such policies shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord as an additional insured, to provide that such coverage shall be primary and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including employees as additional insureds; (iii) deleting any liquor liability exclusion; and (iv) providing for coverage of employer’s automobile non-ownership liability. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Such coverage shall be endorsed to waive the insurer’s rights of subrogation against Landlord, but only to the extent provided for in Section 16.6. All coverages described in this Section shall be endorsed to provide Landlord with thirty (30) days’ notice of cancellation or change in terms. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Section is, in Landlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or lessees of properties located in Las Vegas, Nevada, which are similar to and operated for similar purposes as the Premises, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Section.

16.2 Form of Policies. All insurance policies required to be carried under this Lease shall (i) be written by companies rated A+ or better in “Best’s Insurance Guide” and authorized to do business in Nevada; (ii) by their terms, be considered primary and non- contributory with respect to any other insurance carried by Landlord or its successors and assigns; (iii) name any parties designated by Landlord, including any mortgagee, as additional insureds; and (iv) contain endorsements stating that the insurance will not be terminated, modified or allowed to lapse without first giving Landlord thirty (30) days’ written notice. In any event deductible amounts shall not exceed Two Thousand Five Hundred Dollars ($2,500.00) per occurrence. Tenant shall deliver to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies, certified copies of its insurance policies, or a certificate evidencing the same issued by the insurer thereunder, showing that all premiums have been paid for the full policy period; and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

16.3 Landlord’s Liability Insurance. During the entire Lease Term, Landlord shall maintain public liability insurance against Claims for personal injury, death, or property damage occurring on the Common Areas. The limits of liability of such insurance shall be in such amounts as Landlord shall determine. The cost of the public liability and property damage insurance on the Common Areas shall be a Landlord’s Operating Cost. Tenant shall be named as an additional insured on the insurance policy (ies) required by this section.

16.4 Acts of Other Tenants. Landlord shall not be responsible or liable to Tenant for any Claims for loss or damage caused by the acts or omissions of any persons occupying any space adjacent to or adjoining the Premises.

16.5 Use of Premises. Tenant shall not use or occupy, or permit the Premises to be used or occupied in a manner which will increase the rates of insurance for the Center or any part thereof, including the Premises or the Building, which will make void or voidable any insurance then in force with respect thereto, which would constitute a defense to any action thereon, or which will make it impossible to obtain any insurance with respect thereto. If by reason of the failure to Tenant to comply herewith, any insurance rates for the Center or any part thereof be higher than they otherwise would be, Tenant shall reimburse Landlord, on the first day of the calendar month next succeeding notice by Landlord to Tenant of said increase, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such failure of Tenant.

16.6 Waiver of Subrogation. If either party hereto is paid any proceeds under any policy of insurance naming such party as an insured, on account of any loss or damage, then that party hereby releases the other party hereto and all other tenants, to and only to the extent of the amount of such proceeds, from any and all liability for such loss or damage, notwithstanding that such loss, damage or liability may arise out of the negligent or intentionally tortious act or omission of the other party, its agents, officers, or employees; provided, that such release shall be effective only as to a loss or damage occurring while the appropriate policy of insurance of the releasing party provides that such release shall not impair the effectiveness of such policy or the insured’s ability to recover thereunder. Each party hereto shall use reasonable efforts to have a clause to such effect included in its said policies and shall promptly notify the other in writing if such clause cannot be included in any such policy.

16.7 Tenant’s Property. Tenant shall maintain fire and extended coverage insurance (full replacement value) with a business interruption endorsement, on merchandise, personal property, equipment and trade fixtures owned or used by Tenant and other property which Tenant may remove on the Termination Date. Tenant shall not maintain insurance on any structural portion of the Premises, roof, demising or interior walls or floors. In event of violation of this obligation, Tenant agrees all proceeds of Tenant’s insurance policies, except proceeds related to Tenant’s personal property, including trade fixtures and movable equipment, or improvements supplied by Tenant, will be held in trust for the benefit of Landlord.

16.8 Building. Landlord shall maintain fire and full extended coverage insurance (“all risk”) including vandalism and malicious mischief, sprinkler leakage damage and flood and boiler explosion endorsements throughout the Lease Term on the Building (excluding Tenant’s trade fixtures and personal property) and may name the holder of a first mortgage or deed of trust and any ground lessor as additional insured. Landlord may elect to self-insure any component comprising the Common Areas. At Landlord’s option, the policy of insurance may include a business interruption insurance endorsement for loss of rents. The cost of the insurance obtained under this Section shall be a Landlord’s Operating Cost. If, however, during the Term premiums for fire and extended coverage insurance are or may be calculated by rating the premises of individual tenants within the Building and it is determined that the rate for the Premises, due to Tenant’s special fixtures, non-building standard improvements, business or otherwise, is in excess of the rate attributable to the premises having the lowest rate, Tenant agrees to pay Landlord the difference between the premium attributable to the Premises and that premium which would be attributable to the Premises were the Premises rated at the lowest rate. If the Building is rated as a whole and it is determined that the premium, due to Tenant’s special fixtures, non-building standard improvements or business, is in excess of the premium which would have been charged, but for Tenant’s fixtures, improvements or business, Tenant agrees to pay Landlord such excess. Tenant shall have no rights in said policy procured by Landlord under this Section and shall not be entitled to be named as insured thereunder.

SECTION 17: INDEMNIFICATION

17.1 Tenant’s Indemnity. Tenant shall indemnify, defend, protect and hold Landlord and the Center harmless from and against any and all Claims arising from or in connection with, or caused by (i) any act, omission or negligence of Tenant or its agents, contractors, servants, employees, subtenants, licensees or invitees, wheresoever the same may occur, (ii) any use, occupancy, conduct, operation or management of the Premises, (iii) any breach or default by Tenant in performing any of its obligations under the provisions of this Lease or applicable laws, (iv) any negligent, intentionally tortious or other act or omission of Tenant or any of its agents, contractors, servants, employees, subtenants, licensees or invitees, or (v) any accident, injury, death or damage to any person or property occurring in, on or about the Premises, or any part hereof, and any service delivery facilities or any other portions of the Building used by Tenant, excluding only any such Claims arising from or in connection with, or caused by, Landlord’s active negligence or willful misconduct.

17.2 Landlord’s Obligation. Landlord shall be liable to Tenant, and defend, protect and hold Tenant harmless from, Claims to the extent arising from or in connection with, or caused by, Landlord’s negligence or willful misconduct.

SECTION 18: DAMAGE AND DESTRUCTION OF PREMISES

18.1 General Rule. In the event of (a) fire or other casualty damage to the Premises or the Building during the Lease Term which requires repairs to either the Premises or the Building, or (b) the Premises or Building being declared unsafe or unfit for occupancy by any authorized public authority for any reason other than Tenant’s act, use or occupation, which declaration requires repairs to either the Premises or the Building, Landlord shall commence to make said repairs within sixty (60) days of written notice by Tenant of the necessity therefor and shall complete the same within a reasonable time, but no later than 6 months after the date of such notice. No such destruction (including any destruction necessary in order to make repairs) shall annul or void this Lease. The Base Rent and Additional Rent shall be proportionately reduced while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business carried on by Tenant in the Premises.

18.2 Exceptions. Landlord’s obligation to repair the Premises shall, however, be subject to the following. If:

(a) during the last year of the Lease Term the Premises or the Building is damaged as a result of fire or any other insured casualty; or,

(b) the Premises is damaged to the extent of twenty-five percent (25%) or more of replacement value; or,

(c) the Premises or the Building are damaged or destroyed as a result of a casualty not insured against; or,

(d) the Building shall be damaged or destroyed by fire or other cause to the extent of twenty percent (20%) or more of the Building’s replacement value, Landlord shall have the right, to be exercised by notice in writing to Tenant given within ninety (90) days from said occurrence, to cancel and terminate this Lease. Upon notice to Tenant, the Term shall expire by lapse of time upon the third (3rd) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord. If Landlord elects to terminate this Lease under this Section, all rents shall be prorated as of the date of damage or destruction and Landlord shall be released from liability or obligation to Tenant. If Landlord, however, elects to make said repairs, and provided Landlord uses due diligence in making said repairs, this Lease shall continue in full force and effect and the Base Rent and Additional Rent shall be proportionately reduced as provided in Section 18.1, provided, however, that if Landlord fails to agree in writing to restore the Building to the condition it was in prior to such casualty within 6 months from the date of such casualty or fails to complete such restoration within such 6-month period, Tenant shall have the right, exercisable in writing, within 10 days from the date such agreement or completion is required, to terminate this Lease, in which case this Lease shall terminate at the expiration of such 10-day period without further liability to the parties.

18.3 [Intentionally deleted.]

18.4 Effect on Duty to Repair. The provisions of this Section shall supersede the obligations of Landlord to make repairs under Section 16.1 of the Lease. Landlord shall not be obligated to make repairs to the extent that the cost thereof exceeds the insurance proceeds or to the extent such repairs would exceed building standard as set forth in Exhibit “C”.

18.5 Effect of Restoration. Unless the Lease is terminated under this Section, upon substantial completion of Landlord’s restoration obligations, the Base Rent and Additional Rent shall be restored to the amounts which would have been in effect but for the damage or destruction.

18.6 Tenant’s Substituted Premises. If the Premises shall be damaged or destroyed or if the Premises shall be temporarily and/or partially taken, and neither Landlord or Tenant elect to terminate this Lease pursuant to their authority herein, then Landlord shall make available to Tenant, in the Building, a like amount of space, if vacant space is reasonably available, for Tenant to operate in the same manner as before the damage or taking. Rent for such space shall be adjusted to a fair market rate for similar space within the Building, but in no event shall rent be greater than that paid for the damaged or taken Premises.

SECTION 19: EMINENT DOMAIN

19.1 Definition of Taking. As used in this Section, “Taking” means a taking of or damage to the Premises or Building or any part thereof by exercise of the power of eminent domain, condemnation or sale under the threat of or deed in lieu of eminent domain or condemnation.

19.2 Whole Taking. If the whole of the Building or the whole of the Premises shall be acquired by a Taking, or if the whole of the Automobile Parking Area is acquired by a Taking then this Lease shall terminate as of the date of taking possession by the Taking authority.

19.3 Taking of Building. If more than ten percent (10%) of the value of the Building is acquired by a Taking, whether or not any portion of the Premises is so taken, Landlord shall have the right to terminate this Lease as of the date of such Taking by giving Tenant ninety (90) days written notice of Landlord’s intent to terminate this Lease.

19.4 Taking of Premises. If more than twenty-five percent (25%) of the Premises is acquired in a Taking, either Landlord or Tenant may terminate this Lease upon notice to the other within ninety (90) days prior to taking of possession. If less than twenty-five percent (25%) of the Premises is acquired in a Taking and the award received is sufficient to restore the Premises, subject to Section 19.3, Landlord shall promptly restore the Premises to a condition comparable to its condition at the time of such condemnation less the portion acquired in the Taking, this Lease shall continue in full force and effect with respect to that part not acquired, and the Base Rent shall be reduced in the proportion that the rental value of the Premises after the taking bears to the rental value before the Taking.

19.5 Taking of Parking Area. Notwithstanding Section 19.2, if any part of the Parking Area shall be acquired by a Taking, Landlord shall have the right to provide substitute parking facilities and this Lease shall continue in full force and effect unless a governmental entity forces the closing of the Building. If a closing is required, this Lease shall terminate on the date of closing.

19.6 Award. In the event of a Taking as hereinbefore provided, whether whole or partial, Tenant shall not be entitled to any part of the award, as damages or otherwise for diminution in value of the leasehold, reversion or fee, and Landlord is to receive the full amount of such award. Tenant hereby expressly waives any right or claim to any part thereof. Tenant shall have no claim against Landlord for the value of the unexpired Term if the Lease is terminated under this Section. Although all damages in the event of any condemnation are to belong to Landlord, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, trade fixtures and equipment, or loss of business, personal property and leasehold improvements, including by way of example and not by way of limitation, fixtures, furniture, furnishings, carpet, floor covering, wall covering, drapes, and equipment belonging to the Tenant, or moving expenses and relocation benefits of Tenant’s.

19.7 Effect of Termination. If this Lease is terminated partially or in total under this Section, all rents shall be prorated as of the date of Taking including refunds for amounts paid in advance by Tenant.

SECTION 20: ASSIGNMENT AND SUBLETTING

20.1 Discretionary Consent Required. Tenant shall not directly or indirectly, voluntarily or by operation of law sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises, Tenant’s leasehold estate or other interests or rights hereunder, including spaces in the automobile parking area (collectively “Assignment”), or permit the Premises to be occupied or used by anyone other than Tenant or sublet the Premises (collectively “Sublease”) or any portion thereof without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld or delayed, so long as the Lease Guaranty (as defined in the Addendum) is in full force and effect and not in default, and remains in full force and effect following such assignment, and the assignee agrees in writing to assume the obligations of the Tenant hereunder. Tenant may Sublease this Lease to an “affiliate” of Tenant, and an “affiliate” may Sublease this Lease to another “affiliate”, without Landlord’s consent. Tenant’s “affiliates” shall mean any company controlling, controlled by or under common control with Tenant, as well as any entity acquiring all or substantially all of Tenant’s assets. Unless Landlord expressly agrees in writing at the time of the Assignment or Sublease, no Assignment or Sublease shall release or otherwise affect the liability of the original Tenant or the Guarantor under its respective obligations under this Lease or the Lease Guaranty.

20.2 Notice to Landlord. If Tenant desires at any time to enter into an Assignment of this Lease or a Sublease of the Premises or any portion thereof, it shall first give written notice to Landlord of its desire to do so, which notice shall contain (a) the name of the proposed assignee, subtenant or occupant, (b) the nature of the proposed assignee’s, subtenant’s or occupant’s business to be carried on in the Premises, (c) the terms and provisions of the proposed Assignment or Sublease, and (d) such financial information as Landlord may reasonably request concerning the proposed assignee, subtenant or occupant.

20.3 Landlord’s Right to Premises. At any time within (30) days after Landlord’s receipt of the notice specified in Section 20.2 above, Landlord may by written notice to Tenant elect to (a) Sublease itself the portion of the Premises specified in Tenant’s notice or any portion thereof, (b) take an Assignment of Tenant’s leasehold estate specified in Tenant’s notice hereunder, or any portion thereof, (c) terminate this lease as to the portion (including all) of the Premises as is specified in Tenant’s notice, with a proportionate abatement in the rent payable hereunder, (d) consent to the Sublease or Assignment or (e) disapprove the Sublease or Assignment. In the event Landlord elects to Sublease or take an Assignment from Tenant as described in subsections (a) and (b) above, the rent payable by Landlord shall be the lower of that set forth in Tenant’s notice or the rent payable by Tenant under this Lease at the time of the Assignment or Sublease (or a proportionate amount thereof representing the portion of the Premises subject to the Assignment or Sublease if less than the entire Premises are subject to the Assignment or Sublease). In the event Landlord elects any of the options set forth in subsections (a), (b) and (c) above, with respect to a portion of the Premises, (i) Tenant shall at all times provide reasonable and appropriate access to such portion of the Premises and use of any common facilities and (ii) Landlord shall have the right to use such portion of the Premises for any legal purpose in its sole discretion and the right to further assign or sublease the portion of the Premises subject to Landlord’s election without the consent of Tenant. If Landlord consents to the Sublease or Assignment within said thirty-day (30) period. Tenant may thereafter within ninety (90) days after Landlord’s consent, but not later than the expiration of said ninety (90) days, enter into such Assignment or Sublease of the Premises or portion thereof, upon the terms and conditions set forth in the notice furnished by Tenant to Landlord pursuant to Section 20.2 above.

20.4 No Implied Consent. No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease which is not in compliance with this Section 20 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of rent by Landlord from a proposed assignee or sublessee shall not constitute the consent to such Assignment or Sublease by Landlord. The listing or posting of any name, other than that of Tenant, whether on the door or exterior wall of the Premises, the Building’s tenant directory in the lobby or elevator, or elsewhere, shall not:

(i) Constitute a waiver of Landlord’s right to withhold consent to any Sublease or Assignment pursuant to Section 20.1;

(ii) Be deemed an implied consent by Landlord to any Sublease, to any Assignment, or to any unauthorized occupancy of the Premises, except in accordance with the express terms of this Lease; or

(iii) Operate to vest any right or interest in the Lease or in the Premises.

Any such listing as described in the preceding sentence shall constitute a privilege extended by Landlord to Tenant, and shall be immediately revocable at Landlord’s will by notice to Tenant.

20.5 Transfers of Tenant. Any sale or other transfer, including by consolidation, merger or reorganization of a majority of the voting stock of Tenant, if Tenant is a corporation, or any sale or other transfer of a majority of the partnership interests in Tenant, if Tenant is a partnership, shall be an Assignment for purposes of this Section 20, if the leasehold estate of Tenant under this Lease constitutes all or substantially all of the assets of Tenant as of the date of the sale or other transfer.

20.6 Assumption. Each assignee, sublessee, mortgagee, pledgee, or other transferee, other than Landlord, shall assume, as provided in this Section 20, all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease; provided, however, that the assignee, sublessee, mortgagee, pledgee or other transferee shall be liable to Landlord for rent only in the amount set forth in the Assignment or Sublease. No Assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument in recordable form which contains a covenant of assumption by the Assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Section

20, but the failure or refusal of the assignee to execute such instrument or assumptions shall not release or discharge the assignee from its liability as set forth above.

20.7 Surrender. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies.

SECTION 21: SALE OF PREMISES BY LANDLORD

In the event of any sale of the Building or the property upon which the Building is located or assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of Landlord’s covenants and obligations contained in or derived from this Lease or arising out of any act, occurrence or omission occurring thereafter; but only upon the written agreement of the assignee or purchaser to assume and agree to carry out any and all of the covenants and obligations of Landlord under this Lease.

SECTION 22: MORTGAGEE PROTECTION

22.1 Subordination. This Lease shall be subject and subordinate to the lien, operation and effect of each Mortgage, all automatically and without the necessity of any action by either party hereto.

22.2 Changes. If Landlord has not obtained permanent financing for the Building having a term of at least fifteen (15) years at the time of execution of this Lease, Tenant agrees to reasonable amendments to this Lease as may be requested by a lender who proposes to fund construction or permanent financing provided the amendment does not increase Tenant’s monetary nor other material obligations under this Lease.

22.3 Attornment and Non-Disturbance. Tenant shall, promptly at the request of Landlord or any Mortgagee, execute, acknowledge, and deliver such further instrument or instruments:

(a) Evidencing such subordination as Landlord or such Mortgagee deems necessary or desirable, and

(b) (At such Mortgagee’s request) attorning to such Mortgagee, provided that such Mortgagee agrees with Tenant that such Mortgagee will, in the event of a foreclosure of any such mortgage or deed of trust (or termination of any such ground lease) take no action to interfere with Tenant’s rights under this Lease, except on the occurrence of an Event of Default.

22.4 Subordination of Mortgage. Anything contained in the provisions of this Section 22 to the contrary notwithstanding, any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without obtaining Tenant’s consent thereto, by giving Tenant written notice thereof, in which event, this Lease shall be deemed to be senior to such Mortgage without regard to their respective dates of execution, delivery, or recordation among the Land Records of Clark County, Nevada, and thereafter such Mortgagee shall have the same rights as to this Lease as it would have had, were this Lease executed and delivered before the execution of such Mortgage. Notwithstanding the foregoing Tenant shall not be required to execute an attornment agreement prior to Tenant’s receipt in writing by the prospective new owner that such purchaser shall honor and abide by all the terms, conditions, covenants, and obligations of the existing lease between Landlord and Tenant.

22.5 Security Deposits. No mortgagee or purchaser of any or all of the Building Parcel at any foreclosure proceeding brought under the provisions of any mortgage shall be liable to Tenant or any other person for any or all of such sum (or any other or additional security deposit or other payment made by Tenant under the provisions of this Lease, unless both (i) Landlord has actually delivered it in cash to such mortgagee or purchaser, as the case may be, and (ii) it has been specifically identified, and accepted by such mortgagee or purchaser, as the case may be, as such and for that purpose.

SECTION 23: RIGHT TO CURE

23.1 Notice and Cure. In the event of breach, default, or noncompliance hereunder by Landlord, Tenant shall, before exercising any right or remedy available to it; give Landlord written notice of the claimed breach, default, or noncompliance. If prior to its giving such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of a Mortgagee, concurrently with giving the aforesaid notice to Landlord, Tenant shall also give notice by registered mail to such Mortgagee. For the thirty (30) days following such notice (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be remedied within thirty (30) days), Landlord shall have the right to cure the breach, default, or noncompliance involved, provided Landlord commences to cure such breach, default or noncompliance within 15 days after receipt of such notice and thereafter diligently pursues the curing thereof. If Landlord has notified Tenant of the existence of any Mortgagee, copies of notices of default shall be given to such Mortgagee concurrently with the notice to Landlord, and no such notice shall be effective unless given to both parties. The Mortgagee shall have the same period of time within to cure such default as Landlord, unless such default cannot be cured without such Mortgagee’s taking possession of the Premises, in which case such Mortgagee shall have such additional time as may be necessary to obtain possession of the Premises (including such time as may be necessary to foreclose its lien), provided the Mortgagee has commenced and is diligently pursuing the actions or remedies necessary to cure the breach, default, or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its Mortgage or other security instrument, if necessary to effect such cure), in which event this Lease shall not be terminated by Tenant so long as such actions or remedies are being diligently pursued by said Lender and the default does not materially adversely affect Tenant’s rights of use and occupancy of the Premises.

23.2 Abatement. In the event that Tenant shall be unable to conduct business in the Premises in part or in its entirety solely as a result of the negligence or willful and wanton conduct Landlord, its agents, assigns, or parties working under or through Landlord (excluding, however, the conduct of any person in possession of a portion of the Building pursuant to a lease or other bona fide occupancy agreement with Landlord) for more than five (5) business days following written notice to Landlord from Tenant setting forth the objectionable conduct and Landlord’s failure to cure or correct such circumstances within such period, then, and thereafter, rent shall abate in proportion to the amount of the Premises for which Tenant shall be precluded from conducting business. Abatement shall be such proportion of the monthly rental as the number of days in such fractional month bears to the total number of days in the calendar month. Further, in the event that, as a result of the exercise of such rights, Tenant is unable to conduct business in the Premises for more than thirty (30) consecutive business days, then Tenant, at its option, may terminate this Lease along with all of Tenant’s responsibilities under this Lease, excepting any back rent owned to Landlord, by giving written notice to Landlord. Notwithstanding anything to the contrary contained in this provision, Tenant’s rights under this Section to rent abatement and termination of the Lease shall not apply in connection with any casualty or condemnation of the Premises, which shall be governed exclusively by Sections 18 and 19.

SECTION 24: ESTOPPEL CERTIFICATES AND OTHER TENANT INFORMATION

24.1 Estoppel Certificates. Within no more than ten (10) days after receipt of written request by Landlord, Tenant shall furnish to Landlord an estoppel certificate, duly acknowledged, certifying the veracity of and affirming any or all of the following information, to the extent true and correct, as of the date of the execution of such estoppel certificate:

(a) Date of Lease and Description of Space. That Tenant executed and exchanged the Lease with Landlord dated 12/1/99 (a copy of the Lease along with any amendments and/or modifications may be required as an exhibit to the estoppel certificate) covering the Premises, as shown crosshatched on the plan annexed hereto as Exhibit A in the Building located 1700 W. Horizon Ridge Drive, Henderson, Nevada.

(b) Lease in Full Force and Effect. That the Lease, consisting of 44 pages, plus Exhibits, Exhibit A - Building Location; Exhibit A-2 - Floor Plan of Building; Exhibit B - Memorandum of Commencement Date; Exhibit C - Description of Work; Exhibit D - Rules and Regulations; Addendum; Option to Extend Lease; Sign Criteria; Reserved Parking Space Map; Agency Disclosure Agreement (15 pages), is in full force and effect and has not been modified, changed, altered, or amended in any respect; or if it has been modified or amended, Tenant shall certify as true terms, dates, and number of pages of each of such modifications or amendments.

(c) Commencement and Termination Dates. That the Lease term commenced on                         , that the Rent commencement date, if different from the Lease Commencement Date, is                                 , and that the Term shall expire on                     .

(d) Renewal or Extension Options. Whether Tenant has any option(s) to renew or extend the Term. If Tenant has any such option(s), Tenant shall certify as true the terms of such option(s) and whether any option has been exercised.

(e) Other Options and Rights. Whether Tenant has any option(s), right(s) of first refusal, or right(s) of first offer to expand the Premises or to purchase the Building. If

Tenant has such option(s) or right(s), Tenant must certify as true the terms of such option(s) or right(s) and whether any such option or right has been exercised.

(f) Tenant in Possession. Whether Tenant has accepted and is in full possession of the Premises and is paying full rent under the Lease; or, if Tenant is not in full possession, whether Tenant has assigned the Lease, sublet all or any portion of the Premises or otherwise transferred any interest in the Lease or the Premises, and Tenant agrees to provide a copy of such assignment, sublease, or transfer upon request.

(g) Current Minimum Rent. The current annual Base Rent payable under the Lease, the current monthly and/or annual Additional Rent, and the date to which the Base Rent and all Additional Rent and other charges required to be paid under this Lease have been paid.

(h) No Prepaid Rent. That no Base Rent or Additional Rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

(i) Rent Concessions. Whether Tenant is currently receiving any rental concessions, rebates or abatements; and, if so, the terms of such concession, rebate or abatement, including, without limitation, the date when this concession, rebate or abatement shall expire. Tenant will also confirm whether it is entitled to any future rent concessions, rebates or abatements under the Lease, and if so, the terms of the future concessions, rebates or abatements.

(j) Alterations are Complete. That all alterations, improvements, additions, build-outs or construction required to be performed under the Lease have been completed in accordance with the plans and specifications in the Lease attached to the Lease as Exhibit C.

(k) No Landlord Defaults. That there are no defaults existing under the Lease by the Landlord and no circumstances currently exist that would constitute a default solely upon the service of notice or the passage of time, and there is no existing basis for Tenant to cancel the Lease or to exercise any other remedies available to it by virtue of a default by Landlord.

(l) No Tenant Defaults. That there are no defaults existing under the Lease by the Tenant and no circumstances currently exist that would constitute a default solely upon the service of notice or the passage of time, and there is no existing basis for Landlord to cancel the Lease or to exercise any other remedies available to it by virtue of a default by Tenant,

(m) Tenant Has No Claims or Defense. That mere are currently no valid defenses, counterclaims, offsets, credits, deductions in rent or claims against the enforcement of any of the agreements, terms or conditions of the Lease.

(n) No Change in Tenant’s Financial Condition. That there has been no material adverse change in Tenant’s financial condition between the date of the execution of the Lease and the date hereof.

(o) No Pending Bankruptcy. That there are currently no bankruptcy or reorganization actions, whether voluntary or involuntary, pending against the Tenant under the Bankruptcy Code or the bankruptcy or insolvency laws of any state.

(p) Tenant’s Claims Are Subordinate. Either or both of the following:

(1) That any disputes with Landlord giving rise to claims against Landlord are claims under the Lease only and are subordinate to the rights of the holder of any superior mortgage and shall be subject to all the terms, conditions and provisions thereof, and any such claims are not offsets to or defenses against enforcement of the Lease.

(2) That any disputes with Landlord giving rise to claims against Landlord are claims under the Lease only and are subordinate to the rights of any purchaser pursuant to any contract of sale; and any such claims are not offsets to or defenses against enforcement or the Lease.

(q) Tenant Acknowledges Prospective Sale/Financing. Either or both of the following:

(1) Tenant acknowledges that Landlord has informed Tenant that Landlord has entered into a contract to sell the Building to a purchaser and that no modification, revision, or cancellation of the written Lease or amendments thereto shall be effective unless a written consent thereto of the purchaser is first obtained.

(2) That Tenant acknowledges Landlord has informed Tenant that an assignment of Landlord’s interest in the Lease has been, or will be, made to a mortgagee; and that no modification, revision, or cancellation of the Lease or amendments thereto shall be effective unless a written consent thereto of such mortgagee is first obtained.

(r) Other Information Requested. Any other information reasonably requested by Landlord.

(s) Estoppel Certificate is Inducement. That Tenant acknowledges that the estoppel certificate is made to induce a purchaser to consummate a purchase of the Building and/or to induce mortgagee to make and maintain a mortgage loan secured by the Building, as the case may be, knowing that said purchaser and/or mortgagee as applicable, shall rely upon the truth of the estoppel certificate in making and/or maintaining such purchase and/or mortgage as applicable.

(t) Authorization of Signer. That the person signing the estoppel certificate on behalf of Tenant is a duly authorized agent of Tenant.

24.2 Financial Statements. When requested by Landlord, Tenant shall promptly deliver, in writing, such information as Landlord or any of its lenders in connection with the Center may reasonably request relating to the financial statements of the guarantor under the Lease Guaranty. Tenant represents and warrants to Landlord that all financial statements, profit and loss statements, statements as to ownership and other statements or reports previously or hereinafter given to Landlord by or on behalf of such guarantor Tenant are and shall be true, complete and correct in all material respects as of the date thereof.

SECTION 25: DEFAULT AND CONDITIONAL LIMITATIONS

25.1 Defaults. The following shall constitute a default under this Lease:

(a) Failure to Pay Rent. If Tenant fails to pay any installment of the Base Rent or Additional Rent herein provided or any other sum required by this Lease to be paid to Landlord, or any part thereof, within ten (10) days of the times or in the manner provided; or

(b) Breach of Covenant. If Tenant fails to perform any other covenants or conditions on its part agreed to be performed and such failure to perform other covenants shall continue for thirty (30) days after notice thereof from Landlord to Tenant; or

(c) Bankruptcy of Tenant or Guarantor. Tenant’s bankruptcy, as defined in Section 26.1; or

(d) Insolvency of Tenant or Guarantor. If Tenant or any guarantor of this Lease is adjudged insolvent, makes an assignment for the benefit of its creditors or enters into an arrangement with its creditors; or

(e) Attachments. If a writ of attachment or execution is levied on the leasehold estate created and is not released or satisfied within sixty (60) days thereafter; or

(f) Receiver. If a receiver is appointed in any proceeding or action to which Tenant is a party with authority to take possession or control of the Premises or the business conducted thereon by Tenant or the property of any guarantor of this Lease and such receiver is not discharged within a period of thirty (30) days after his appointment; or

(g) Abandonment of Premises. Tenant abandons or vacates the Premises; or

(h) Failure to Take Possession. Tenant fails to occupy and assume possession of the Premises within fifteen (15) days after the Commencement Date.

25.2 Remedies. Upon a default of Tenant as defined in Section 25.1 Landlord, or Landlord’s agents and employees shall have the right and option to:

(a) Action for Rent, Damages. Prosecute and maintain an action or actions, as often as Landlord deems advisable, for collection of the Rent, other charges and damages as the same accrue, without entering into possession and without terminating this Lease. No judgment obtained shall constitute a merger or otherwise bar prosecution of subsequent actions for Rents and other charges and damages as they accrue.

(b) Right of Entry. Immediately or at any time thereafter reenter and take possession of the Premises and remove Tenant, Tenant’s agents, any subtenants, licensees, concessionaires, or invitees and any or all of their property from the Premises. Reentry and removal may be effected by summary proceedings or any other action or proceedings at law, by force or otherwise. Landlord shall not be liable in any way in connection with any action taken under this paragraph. No action taken, commenced or prosecuted by Landlord, no execution on any judgment and no act or forbearance on the part of Landlord in taking or accepting possession of the Premises shall be construed as an election to terminate this Lease unless Landlord expressly exercises this option under Section 25.2(c).

Upon taking possession of the Premises Landlord may from time to time, without termination of this Lease relet the Premises or any part thereof as agent for Tenant for such rental terms and conditions (which may be for a term extending beyond the Term) as Landlord, in its sole discretion, may deem advisable, with the right to make alternations and repairs to said Premises required for reletting. The rents received by Landlord from such reletting shall be applied first to the payment of any costs of reletting and second to the payment of rent due and unpaid hereunder. The residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If the rents received from such reletting during any month are insufficient to reimburse Landlord for any costs of reletting or rent due and payable, Tenant shall pay any deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding any such reletting without termination, Landlord may at any time thereafter, elect to terminate this Lease for such previous breach.

(c) Termination of Lease. Elect to terminate this Lease by written notice to Tenant. In the event of such termination, Tenant agrees to immediately surrender possession of the Premises. If Tenant fails or refuses to surrender the Premises, Landlord may take possession in accordance with Section 27.2(b). Should Landlord terminate this Lease, Tenant shall have no further interest in this Lease or in the Premises, and Landlord may recover from Tenant all damages it may incur by reason of Tenant’s default, including (1) the cost of reletting the Premises, and (2) the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the Term all of which amounts shall be immediately due and payable at Landlord’s election from Tenant to Landlord. In determining the rent which would be payable by Tenant hereunder subsequent to default, the monthly rent for the unexpired term shall be calculated on the basis of the Base Rent and additional rent payable by Tenant at the time of default plus any future increases which are determinable at the time of calculation.

(d) Appointment of Receiver. Obtain the appointment of a receiver in any court of competent jurisdiction, and the receiver may take possession of any personal property belonging to Tenant and used in the conduct of the business of Tenant being carried on in the Premises. Tenant agrees that the entry upon the Premises or possession of said personal property by said receiver shall not constitute an eviction of Tenant from the Premises or any portion thereof, and Tenant hereby agrees to hold Landlord safe and harmless from any claim of any character by any person arising out of or in any way connected with the entry by said receiver in taking possession of the Premises and/or said personal property.

25.3 Costs of Reletting. As used in this Section “costs of reletting” means any reasonable costs necessary to take possession of the Premises and lease the Premises to another tenant, including, but not limited to:

(a) legal costs and expenses of recovery of the Premises including court costs and attorney’s fees,

(b) brokerage costs for leasing,

(c) costs and expenses of alterations, repairs and improvements,

(d) indebtedness other than Base Rent due from Tenant to Landlord under this Lease,

(e) costs of protecting, the Premises, and

(f) removal and storage of Tenant’s property.

25.4 No Implied Acceptance of Surrender. No act or conduct of Landlord, whether consisting of reentry, taking possession or reletting the Premises or obtaining appointment of a receiver or accepting the keys to the Premises, or otherwise, prior to the expiration of the Term shall be deemed to be or constitute an acceptance of the surrender of the Premises by Landlord or an election to terminate this Lease. Such acceptance or election by Landlord shall only be effected, and must be evidenced, by written acknowledgment of acceptance of surrender or notice of election to terminate signed by Landlord.

25.5 Landlord’s Right to Perform. Tenant agrees that in the event it is due to render performance to accordance with any term or condition of this Lease and it fails to render such performance within ten (10) days after written notification thereof is given in accordance with the notice provision hereof or immediately if required for protection of the Premises, Landlord shall have the right, but not the obligation, to render such performance and to charge all costs and expenses incurred in connection therewith to Tenant. All amounts so charged shall be considered additional Rent and shall be due and payable immediately to Landlord upon presentment of a statement to Tenant indicating the amount and nature of such cost or expense.

25.6 Rights Cumulative. No remedy herein conferred upon Landlord shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein.

25.7 Landlord’s Security Interest. In addition to any lien for rent available to Landlord, Landlord shall have, and Tenant grants to Landlord, a continuing security interest for all Rent and other sums of money becoming due under this Lease from Tenant, upon all of Tenant’s accounts receivable, inventory, equipment, and all other personal property located on the

Premises, none of which may be removed from the Premises without the Landlord’s express, written consent so long as any Rent or other such sum from time to time owed to Landlord under this Lease remains unpaid or another uncured Event of Default has occurred. The Tenant shall, on its receipt of a written request therefor from Landlord, execute such financing statements and other instruments as are necessary or desirable, in Landlord’s judgment, to perfect such security interest.

25.8 Interest. Any Basic Rent, Additional Rent or other charge, expense or cost due and payable from Tenant to Landlord shall bear interest from the due date at an annual rate equal to the greater of: (a) eighteen percent (18%) or, (b) a variable rate, adjusted on the first day of each month, equal to the highest rate published in The Wall Street Journal. “Money Rates” section as the “prime rate”, plus two percent (2%).

25.9 Statutory Notices. Any notice required by statute for the purposes of bringing an unlawful detainer action or similar proceeding as a result of a default under this Lease may be given (i) concurrently with the giving of the notice required under 25.1 if the notice periods are the same or (ii) during the notice period required under Section 25.1, if the Lease notification period is greater.

SECTION 26: BANKRUPTCY OF TENANT

26.1 Tenant’s Bankruptcy Defined. As used in this Section 26, “Tenant’s Bankruptcy” means (a) the application by Tenant or any guarantor of Tenant or its or their consent to the appointment of a receiver, trustee, or liquidator of Tenant or any guarantor of Tenant or a substantial part of its or their assets, (b) the filing of a voluntary petition in bankruptcy or the admission in writing by Tenant or any of Tenant of its inability to pay its debts as they become due, (c) the making by Tenant or any guarantor of Tenant of an assignment for the benefit of its creditors, (d) the filing of a petition or an answer seeking a reorganization or an arrangement with its creditors or an attempt to take advantage of any insolvency law, (e) the filing of an answer admitting the material allegations of a petition filed against Tenant or any guarantor of Tenant in any bankruptcy, reorganization, or insolvency proceeding, (f) the entering of an order, judgment, or decree by any court of competent jurisdiction, adjudicating Tenant or any guarantor of Tenant a bankrupt or an insolvent, approving a petition seeking such reorganization, or appointing a receiver, trustee, or liquidator of Tenant or any guarantor of Tenant or of all or a substantial part of its or their assets, or (g) the commencing of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership, or similar law, and the continuation of such order, judgment, decree, or proceeding unstayed for any period of sixty (60) consecutive days after the expiration of any stay thereof.

FDIC Required Language. In the event (a) Tenant or its successors or assignees shall become insolvent or bankrupt, or if it or their interest under this Lease shall be levied upon or sold under execution or other legal process, or (b) the depository institution then operating on the Premises is closed, or is taken over by any depository institution supervisory authority (“Authority”), Landlord may, in either such event, terminate this Lease only with the concurrence of a Receiver or Liquidator appointed by such Authority; provided, that in the event this Lease is terminated by a Receiver or Liquidator, the maximum claim of Landlord for rent, damages, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event be in an amount in excess of all accrued and unpaid rent to the date of termination.

26.2 Assignments by Operation of Law. Neither Tenant’s interest in this Lease, nor any estate created by this Lease in Tenant nor any interest in this Lease or in such estate, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided by the Bankruptcy Code, title 11 U.S.C. (the “Bankruptcy Code”).

26.3 Tenant’s Bankruptcy. In addition to Landlord’s remedies under Section 25, Landlord may, at its sole discretion and without notice, invoke the following provisions:

(a) Termination Upon Bankruptcy. Upon Tenant’s Bankruptcy, this Lease and all rights of Tenant under it shall automatically terminate with the same force and effect as if the date of any such event were the date stated in this Lease for the expiration of the Term, and Tenant shall vacate and surrender the Premises, but shall remain liable as provided in this Lease. The Landlord reserves any and all remedies provided in this Lease or at law or in equity.

(b) Obligations of Debtor. If this Lease is not terminated in accordance with subsection 26.3(a) above because such termination is not allowed under the Bankruptcy Code (hereinafter defined), upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed, agree:

(1) To perform promptly each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a United States Bankruptcy Court or other United States Court of competent jurisdiction; or deemed rejected by operation of law, pursuant to 11 U.S.C. § 365(C)(4);

(2) To pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Base Rent and all Additional Rent;

(3) To reject or assume this Lease within sixty (60) days of the filing of such petition under Chapter 7 of the Bankruptcy Code or within thirty (30) days of the filing of a petition under any other Chapter;

(4) To give Landlord at least forty-five (45) days’ prior written notice of any proceeding relating to any assumption of this Lease;

(5) To give Landlord at least thirty (30) days’ prior written notice of any abandonment of the Premises, any such abandonment to be deemed conclusively a rejection of this Lease;

(6) To be deemed conclusively to have rejected this Lease in the event of the failure to comply with any of the above;

(7) To have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same; and

(8) That this is a “lease of real property in a shopping center” as such term is used in the Bankruptcy Code.

(c) Definition of Rent. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, shall constitute “rent” for the purposes of section 502(b)(7) of the Bankruptcy Code, including, without limitation, reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s Bankruptcy.

(d) Assignment in Bankruptcy. Included within and in addition to any other conditions or obligations imposed upon Tenant in the event of assumption or assignment are the following:

(1) In the event of assignment, the execution and delivery to Landlord of an instrument by which the assignee assumes all of the obligations arising under this Lease from and after the date of assignment pursuant to the provisions of the Bankruptcy Code;

(2) The cure of any monetary defaults and the reimbursement of pecuniary loss resulting from any such default within thirty (30) days of assumption or assignment;

(3) The prior written consent of any Mortgagee to which this Lease has been assigned as collateral security;

(4) The Premises, at all times, remains a single unit and no physical changes of any kind are made thereto unless in compliance with the applicable provisions of this Lease;

(5) The use of the Premises as set forth in Section 1.1(s) shall not change; and

(6) Landlord shall be given adequate assurance of future performance under the Lease.

(e) Rights under Bankruptcy Code. Nothing contained in this Section 26 shall be deemed in any manner to limit Landlord’s rights and remedies under the Bankruptcy Code, as presently existing or as may hereafter be amended. If the Bankruptcy Code is interpreted or amended during the Term of this Lease to so permit, or is superseded by an act so permitting, the following additional acts shall be deemed an Event of Default under this Lease: (a) if Tenant is adjudicated insolvent by the United States Bankruptcy Court or (b) if a petition is filed by or against Tenant under the Bankruptcy Code and such petition is not vacated within thirty (30)

days. In either of such events, this Lease and all rights of Tenant under it shall automatically terminate with the same force and effect as if the date of either such event were the date stated in this Lease for the expiration of the Term, and Tenant shall vacate and surrender the Premises, but shall remain liable as provided in this Lease. Landlord reserves any and all rights and remedies provided in this Lease or at law.

(f) Waivers. No default by Tenant, either prior to or subsequent to the filing of any such petition, shall be deemed to have been waived unless expressly done so in writing by Landlord.

(g) Default in Bankruptcy. On the occurrence of a default, Landlord shall be entitled, at its sole discretion,

(1) To apply any or all of the Security Deposit in payment of (i) any Rent then due and unpaid, (ii) any expense incurred by Landlord in curing any such default, or (iii) any damages incurred by Landlord by reason of such default (including, by way of example rather than of limitation, that of reasonable attorneys’ fees), in which event Tenant shall, immediately on its receipt of a written demand therefor from Landlord, pay to Landlord a sum equaling the amount so applied, so as to restore the said sum to its original amount; or

(2) At Landlord’s election, to retain any or all of such sums not otherwise applied pursuant to the provisions of Section 26.3(i)(l) in liquidation of any or all damages suffered by Landlord by reason of such default.

SECTION 27: TENANT’S RECOURSE

Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the land and buildings comprising the Building, subject to prior rights of any mortgagee of the Building or any part thereof, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord under this Lease, and no other procedures for the satisfaction of Tenant’s remedies. Neither Landlord, nor any partner thereof or therein nor any of their respective heirs, successors or assigns, shall have any personal liability or any kind or nature, directly or indirectly under or in connection with this Lease.

SECTION 28: FORCE MAJEURE

If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, civil disorder, inability to procure materials, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated, performance of such act shall be excused for the period of delay and then for a period of time reasonably necessary to perform the act; provided, however, nothing in this Section shall excuse Tenant from the prompt payment of Rent or other charge required by Tenant hereunder except as may be expressly provided elsewhere in this Lease.

SECTION 29: GENERAL PROVISIONS

29.1 Governing Law. This Lease shall be construed in accordance with the laws of the State of Nevada. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force an effect and shall in no way be affected, impaired or invalidated.

29.2 Liability. If Tenant is composed of more than one person or entity, then the obligations of such entities or parties shall be joint and several. Landlord acknowledges that it is entering into this Lease based solely upon the credit of Guarantor and Tenant, and not Guarantor’s or Tenant’s officers, or directors, past, present or future, for the payment of the rent and performance of Tenant’s other obligations hereunder. Accordingly, Landlord’s rights and remedies for any defaults of Tenant under this Lease are limited to pursing Tenant or Guarantor, and Guarantor’s and Tenant’s officers or directors, past present or future, shall not be liable to Landlord for any such defaults.

29.3 Construction. The various headings and numbers herein and the grouping of the provisions of this Lease into separate sections and paragraphs are for the purpose of convenience only and shall not be considered a part hereof. The use of a singular term in this Lease shall include the plural and the use of the masculine, feminine or neuter genders shall include all others. This Lease shall not be construed either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of its language. Wherever in this Lease any words of obligation or duty are used in connection with either party, such words shall have the same force and effect as though framed in the form of covenants on the part of such party.

29.4 Time. Time is of the essence of this Lease.

29.5 Attorneys’ Fees. In the event either party initiates legal proceedings for the enforcement or interpretation of this Lease, or any provision hereof, the prevailing party in such proceedings shall be entitled to recover from the other party the costs of such proceedings, including reasonable attorneys’ fees. If either party is involuntarily made a party defendant to any litigation concerning this Lease or the Premises by reason of any act or omission of the other party, such other party shall protect, defend, indemnify and hold such involuntary party harmless from all Claims by reason thereof, including Landlord’s reasonable costs and attorneys’ fees.

29.6 Amendments. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

29.7 Successors. Subject to Section 20, the covenants herein contained shall apply to and bind the heirs, successors, executors, administrators and assigns of all the parties hereto.

29.8 No Implied Waivers. No covenant, term or condition of this Lease shall be waived except by written waiver of either party, and the forbearance or indulgence by either party in any regard whatsoever shall not constitute a waiver of the covenant, term or condition to be performed by the other to which the same shall apply, and until complete performance by the non-performing party of such covenant, term or condition, the other party shall be entitled to invoke any remedy available under this Lease or by law despite such forbearance or indulgence. The waiver by Landlord or Tenant of any breach or term, covenant or condition hereof shall apply to and be limited to the specific instance involved and shall not be deemed to apply to any other instance or condition hereof. Acceptance of rent by Landlord during a period in which Tenant is in default in any respect other than payment of rent shall not be deemed a waiver of the other default.

29.9 Consents. The consent by Landlord to any matter or event requiring Landlord’s consent shall not constitute a waiver of the necessity for such consent to any subsequent matter or event.

29.10 No Third Party Benefits. Tenant acknowledges that, by entering into this Lease with Landlord, Tenant has not become a third-party beneficiary of any lease, concession agreement or other contract affecting the Premises between Landlord and any other tenant, concessionaire or other party, and that no part of the inducement to Tenant to enter into this Lease was any promise or covenant of Landlord, express or implied, to enforce any other lease, concession agreement or other contract for the benefit of Tenant.

29.11 Confidential. Tenant covenants and agrees to keep the terms and provisions of this Lease confidential, and not to disclose said terms and provisions to any person or entity whatsoever (except as may be required by law, or by any governmental entity). Tenant acknowledges that Landlord may have made special concessions to Tenant to induce Tenant to execute this Lease, which if known, could damage Landlord’s future business and/or bargaining power. Tenant therefore agrees that any breach of the covenant contained in this paragraph by Tenant shall be an automatic and incurable default of this Lease.

29.12 No Option. The submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

29.13 Failure to Provide Statement. Except as provided in Section 3.6, failure of Landlord to provide any statement described or required by this Lease within the time prescribed shall not relieve Tenant of its obligations to pay the sums for which the statement is due.

29.14 Memorandum. Within thirty (30) days after Tenant takes possession of the Premises, both parties agree to execute a written memorandum setting forth the Commencement Date, the Termination Date and any adjustments to the area of the Premises or Proportionate Share pursuant to Section 4.1.

29.15 Recordation Prohibited. Except upon the written consent of Landlord neither Tenant nor anyone acting on behalf of Tenant shall record this Lease nor any memorandum or notice thereof nor cause the same to be recorded.

SECTION 30: NOTICES

Wherever in this Lease it is required or permitted that notice or demand to have been duly given or served unless in writing and delivered personally or forwarded by certified mail, return receipt requested, if to Landlord, at the Landlord’s Notice Address; and if to Tenant, at the Tenant’s Notice Address or at the Premises. Either party may change such address by written notice by certified mail to the other. Service of any notice or demand shall be deemed completed forty-eight (48) hours after deposit thereof in the United States Postal Service or, if delivered in person, upon receipt thereof.

SECTION 31: BROKER’S COMMISSIONS

Tenant represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with this Lease.

SECTION 32: ENTIRE AGREEMENT

This Lease, and the following Exhibits and Addendum attached hereto, set forth all the covenants, promises, agreements, conditions or undertakings, either oral or written, between Landlord and Tenant. If a provision of an Addendum and this Lease are in conflict, the provision of the Addendum shall govern. The following Exhibits and Addendum are attached hereto and incorporated herein by this reference:

Addendum consisting of 1 page
Exhibit “A”	-	Building Location.
Exhibit “A-1”	-	Floor plan of the Building.
Exhibit “B”	-	Memorandum of Commencement Date.
Exhibit “C”	-	Description of Work.
Exhibit “D”	-	Rules and Regulations.
Exhibit “E-1”	-	Sign Type I
Exhibit “E-2”	-	Sign Location Plan
Option to Extend Lease Agency Disclosure

IN WITNESS WHEREOF, the parties have duly executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

COUNTRY CLUB CENTER, LLC		FOOTHILLS PARTNERS,
a Nevada limited liability company		a Nevada limited partnership

By	/s/ RICHARD C. MACDONALD	By	/s/ RICHARD C. MACDONALD
	Richard C. MacDonald, Managing Member		Richard C. MacDonald, Managing Partner
Foothills Development Company, LLC
General Partner

AMENDMENT TO OFFICE LEASE AGREEMENT

This Amendment to Office Lease Agreement (“Amendment”) is made and entered into as of the 20 day of February, 2003, by and between COUNTRY CLUB CENTER, LTD., A Nevada corporation, (“Landlord”), and FOOTHILLS PARTNERS, a Nevada corporation, (“Tenant”), with reference to the following facts and purposes:

R E C I T A L S:

A. Landlord and Tenant entered into an Office Lease Agreement, dated as of December 1, 1999, for the premises commonly known as Suites 100 and 200, in the MacDonald Corporate Center, 1700 W. Horizon Ridge Parkway, Henderson, Nevada. All terms defined in the Lease shall have the same meanings when used in this Amendment, unless a different meaning is clearly expressed herein.

B. Tenant desires to amend the Lease effective December 1, 2000, to reduce the term of the lease and for certain other purposes as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments. The Lease is hereby amended in the following respects:

A. Name Change. The name of the Landlord has changed to MacDONALD CORPORATE CENTER, LLC.

B. Term Section 1.1(x) is amended to provide that the term of the lease will expire on October 30, 2003, as to Suite 200 only, and that the term of the lease will expire on October 30, 2005, as to Suite 100 only.

C. Option to Extend. The Option to Extend Term is hereby amended as follows: Tenant shall have Two (2) one year options to renew the lease as to Suite 100 only.

All other terms of the Lease shall remain in full force and effect.

LANDLORD:		TENANT:

COUNTRY CLUB CENTER, LTD. a Nevada Corporation		FOOTHILLS PARTNERS

By	/s/ RICHARD C. MACDONALD	By	/s/ RICHARD C. MACDONALD
	Richard C. MacDonald, Manager		Richard C. MacDonald, President

ADDENDUM

Addendum is hereby made to that certain Lease Agreement dated this 1st day of December, 1999, (“Lease”) by and between COUNTRY CLUB CENTER, LLC (“Landlord”) and FOOTHILLS PARTNERS, a Nevada limited partnership, (“Tenant”). It is hereby understood and agreed that:

1)	Annual Minimum Rent Adjustments: The base rent shall be adjusted annually on the anniversary date of the Lease commencing year two of the lease term by the percentage computed using the consumer price index as defined in Section 3.2 of this Lease, capped at 6% per annum.

2)	Commencement of Rent: Tenant’s rent shall commence on December 15, 1999.

3)	Tenant Improvements: Landlord agrees to provide a tenant improvement allowance of up to Two Hundred Fifty-six Thousand Eight Hundred Forty-Four dollars ($256,844.00) in which to build out Tenant’s space

4)	Parking: Tenant shall be entitled to 9 contiguous covered parking stalls at no cost to Tenant.

All other terms and conditions of this lease shall remain in full force and effect.

LANDLORD:

COUNTRY CLUB CENTER, LLC A Nevada limited liability company

By:	/s/ RICHARD C. MACDONALD
Richard C. MacDonald, Managing Member

TENANT:

FOOTHILLS PARTNERS A Nevada limited partnership

By:	/s/ RICHARD C. MACDONALD
Richard C. MacDonald, Managing Partner Foothills Development Company, LLC General Partner

EXHIBIT “B”

MEMORANUM OF COMMENCEMENT DATE

The commencement date of that Office Lease Agreement dated the 1st day of December, 1999, by and between COUNTRY CLUB CENTER, LLC., as Landlord, and FOOTHILLS PARTNERS, a Nevada limited partnership, is November 1, 1999.

TENANT:		LANDLORD:

FOOTHILLS PARTNERS		COUNTRY CLUB CENTER, LLC.
A Nevada limited partnership		a Nevada limited liability company

By	/s/ RICHARD C. MACDONALD	By	/s/ RICHARD C. MACDONALD
	Richard C. MacDonald, Managing Partner		Richard C. MacDonald, Managing Member
Foothills Development Company, LLC
General Partner

EXHIBIT “C”

LANDLORD’S WORK LETTER

This Work Letter supplements the Office Lease Agreement dated December 1st 1999, executed concurrently herewith, by and between COUNTRY CLUB CENTER, LLC. as Landlord, and FOOTHILLS PARTNERS, a Nevada limited partnership, as Tenant (“Lease”), covering certain premises described in the Lease (the “Premises”). Capitalized terms used in this Exhibit without definition have the meanings given such terms in the Lease.

1. Construction of Base Building Work and Tenant Improvements. Landlord shall construct the Premises including the Base Building Work. Tenant shall be responsible for construction of all Tenant Improvements (as hereinafter defined), including any necessary demolition required in connection therewith.

1.1 Base Building Definition. Landlord shall construct the Premises consisting of the following: (a) the Premises’ shell and exterior, (b) the core area, including necessary mechanical, electrical, plumbing, life safety, heating, air conditioning (approximately one ton per 250 square feet) and ventilation systems within the Premises, (c) unpainted exterior dry wall or lath and plaster covering the exposed side of all exposed core walls, core and perimeter columns, in accordance with the Standard of the Building Schedule attached hereto (collectively referred to as the “Base Building Improvements”). Any items provided by Landlord in the Premises in addition to the Base Building Improvements shall be paid for by Tenant, subject to Section 3 below.

1.2 Exclusions From Base Building Improvements. Base Building Improvements shall include all of the items described in Section 1.1 and shall not include any Tenant Improvements (as defined herein); without limiting the generality of the foregoing, Base Building Improvements shall exclude the following:

(a) Tenant ceilings and lighting;

(b) Floor finish in the Premises;

(c) Interior finishes of any kind within the Premises;

(d) Interior partitions, doors, and hardware within the Premises;

(e) Terminal boxes and reheat coils or other air distribution devices, including distribution duct work and controls, within the Premises;

(f) Tenant’s furniture, fixtures and equipment;

(g) Distribution of electrical services, plumbing services and sprinklers within the Premises;

(h) Any and all signs for Tenant and the power therefor; and

(i) Window coverings.

2. Tenant’s Plans and Specifications.

2.1 Submission of Plans and Specifications by Tenant. On or before 10 days after the mutual execution of the Lease, Tenant shall submit to Landlord for Landlord’s engineering and approval, complete plans and specifications for the layout, improvement and finish of the Premises consistent with the design and construction of the Premises shell, including partition plans, floor and wall finish plans, reflected ceiling plans, power, telephone communications and data plans, construction detail sheets and millwork and millwork detail plans, showing the location of partitions, light fixtures, electrical outlets, telephone outlets, sprinklers, doors, equipment specifications (including weight specifications and cooling requirements) and power requirements (including voltage, amps, phase, and special plugs and connections), wall finishes, floor coverings, millwork and other Tenant Improvements (as defined in Section 2.3) required by Tenant (collectively,“Tenant’s Plans”).

2.2 Approval by Landlord. Tenant’s Plans shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. As promptly as reasonably possible, but in no event later than ten (10) days after Tenant’s submission of completed Tenant’s Plans, Landlord shall notify Tenant of its approval or disapproval thereof. If Landlord disapproves Tenant’s Plans, or any portion thereof, Landlord shall notify of the revisions which Landlord reasonably requires in order to obtain Landlord’s approval. As promptly as reasonably possible thereafter, but in no event later than ten (10) days after Landlord’s notice, Tenant shall submit to Landlord plans and specifications incorporating the revisions required by Landlord. Said revisions shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed and shall be given within the same period as Landlord’s original approval; if Landlord disapproves revised Tenant’s Plans, Landlord shall notify Tenant of the further revisions Landlord reasonably requires in order to obtain Landlord’s approval. The foregoing process shall be repeated until Landlord finally approves all of Tenant’s Plans required for the Tenant Improvements of the Premises, so that Landlord and Tenant have an agreed upon a set of final plans and specifications. The final plans and specifications approved by Landlord shall be referred to as the “Final Plans.” Approval by Landlord shall not be deemed to be a representation by Landlord as to the adequacy or correctness of the design of the Tenant Improvements.

2.3 Construction of and Payment for Tenant Improvements. All improvements required by the Final Plans shall be called “Tenant Improvements” and, subject to Section 3, shall be at Tenant’s sole cost and expense. All engineering required by Tenant’s Plans and performed by Landlord’s engineer shall be at Tenant’s expense. Tenant shall be solely responsible for any delay or increased cost in completing the Tenant Improvements. Tenant shall also be solely responsible for the design, function and maintenance of all Tenant Improvements, except as specifically provided otherwise in the Lease.

2.4 As-Built Plans. Within sixty (60) days after the occupancy of the Premises, Tenant shall submit to Landlord a set of “as-built” plans incorporating all changes and/or revisions that have been made subsequent to the submission of the Final Plans specified in Section 2.2.

3. Tenant Improvement Allowance: Tenant shall be credited with an allowance (the “Tenant Improvement Allowance”) of $256,844.00 (based on $28.00 per sq. ft. x 9,173 sq. ft. of Rentable Area). The Tenant Improvement Allowance is to be applied against the cost of the Tenant Improvements. The Tenant Improvement Allowance shall be used solely for the design, including engineering plans and specifications, purchase, installation, and construction of the Tenant Improvements which constitute permanent improvements to the Premises (including, without limitation, carpeting), and shall not be used for furniture, furnishings or equipment. Tenant shall not be entitled to any payment or rent reduction for any part of the Tenant Improvement Allowance not used by Tenant.

4. Cost of and Payment of Tenant Improvements.

4.1 Tenant Obligation. Tenant, at its sole expense, shall pay for the cost of all Tenant Improvements to the extent such cost exceeds the Tenant Improvement Allowance.

4.2 Tenant Improvement Cost Estimate. Prior to the commencement of any Tenant Improvements, Tenant shall submit to Landlord a written estimate (Estimate) of the cost of the Tenant Improvements. The Estimate shall include the general contract, subcontract, purchase order, or labor and materials cost of the Tenant Improvements including Allowances (as hereinafter defined) plus the general contractor’s fee and general conditions charges. An “Allowance” is an estimate of cost for an item of work not sufficiently defined in the documents to allow a fixed price to be obtained by the general contractor for which the Estimate is to be increased or decreased respectively by the precise amount that the actual cost of the Allowance item is either in excess of or less than the amount of the Allowance for that item. Landlord shall approve the Estimate as soon as reasonably possible, but in any event within seven (7) days of Landlord’s receipt of the Estimate. Landlord shall be under no obligation to fund the Tenant Improvement Allowance until Landlord has approved the Estimate.

4.3 Payment for Tenant Improvements. Following Landlord’s approval of the Estimate, (a) Landlord shall cause the Tenant Improvement Allowance to be deposited with Nevada State Bank Voucher Control (Attn. George Otto) (the “Disbursing Agent”); and (b) Tenant shall deposit with the Disbursing Agent the amount by which the Estimate exceeds the Tenant Improvement Allowance. Landlord shall be under no obligation to deposit the Tenant Improvement Allowance with the Disbursing Agent, nor shall any of the Tenant Improvement Allowance be available for disbursement for the Tenant Improvements until Tenant has paid into the Disbursing Agent’s account the amount by which the estimate exceeds the Tenant Improvement Allowance.

4.4 Payment Reconciliation. In the event of any shortage in the amount of the cost of Tenant Improvements based on the actual costs of the construction of such improvements, the Tenant shall immediately deposit funds with Disbursing Agent in an amount sufficient to pay for such costs. In the event that Tenant fails to pay for such costs, Landlord may, and is hereby authorized to, direct the Disbursing Agent to withhold further disbursements for the costs of Tenant Improvements until such time as the deficiency is cured.

5. Construction.

5.1 Base Building Punch List. On or before the date required by Section 8.3 of the Lease, Tenant, together with such consultants as it deems appropriate, shall inspect the Premises with Landlord and/or its representatives and complete a written punch list of any unfinished items of Base Building Improvements. In the event of any noted deficiencies, Landlord shall correct the same no later than the date on which Tenant commences construction of the Tenant Improvements.

5.2 Construction of Tenant Improvements. The Tenant Improvements shall be constructed by a licensed Nevada general contractor reasonably acceptable to Landlord and in accordance with all other applicable requirements of Section 8 of the Lease regarding Tenant work, including, specifically, the provisions of Sections 8.4, 8.5 and 8.7. Without limiting the foregoing, (i) construction activities shall be subject to such rules and regulations, including hours of construction, clean up, use of entrances, parking, etc. imposed by Landlord or its representative or Building contractor, as may be reasonably appropriate in order to minimize the impact of such activities on other tenants or their contractors or Landlord’s own work; and (ii) Tenant shall be responsible for obtaining, at its sole cost and expense, all necessary building permits and other approvals required in connection with the construction or completion of the Tenant Improvements.

6. Changes, Additions or Alterations. If Tenant shall request any change, addition or alteration in the Final Plans (Change Order), Tenant shall prepare and submit to Landlord plans, specifications and permits with respect to such Change Order for Landlord’s approval. Any such Change Order shall be subject to the provisions of Sections 2.2 and 4. Neither Tenant nor the contractor shall proceed with the Change Order until Tenant has delivered to the Disbursing Agent the additional cost, if any, of the Tenant Improvements attributable to such Change Order.

7. Default. Any default by Tenant under the terms of this Exhibit shall constitute a default under the Lease to which this Exhibit is attached, and shall entitle Landlord to exercise all remedies set forth in the Lease.

8. Reasonable Diligence: Both Landlord and Tenant agree to use reasonable diligence in performing all of their respective obligations and duties under this Exhibit and in proceeding with the construction and completion of the Base Building Work and Tenant Improvements in the Premises.

Dated: December 1, 1999

LANDLORD:		TENANT:

COUNTRY CLUB CENTER, LLC a Nevada limited liability company		FOOTHILLS PARTNERS, a Nevada limited partnership

By:	/s/ RICHARD C. MACDONALD	By	/s/ RICHARD C. MACDONALD
	Richard C. MacDonald, Managing Member		Richard C. MacDonald, Managing Partner Foothills Development Company, LLC General Partner

EXHIBIT “D”

RULES AND REGULATIONS

Tenant agrees as follows:

1.	All loading and unloading of goods shall be done only at such times, in the areas, and through the entrances designated for such purposes by Landlord.

2.	The delivery or shipping of merchandise, supplies and fixtures to and from the Building shall be subject to such rules and regulations as, in the judgment of Landlord, are necessary for the proper operation of the Building or the Premises.

3.	No radio transmission equipment or television antenna or other similar devices shall be installed without first obtaining in each instance Landlord’s consent in writing. No aerial shall be erected on the roof or exterior walls of the Building or in the Center, without in each instance, the written consent of Landlord. Any aerial so installed without such written consent shall be subject to removal without notice at any time at Tenant’s expense.

4.	Tenant shall not, without the written consent of Landlord first had and obtained, use in or about the Building any advertising or promotional media such as searchlights, loud speakers, phonographs, or other similar visual or audio media which can be seen or heard outside the Center.

5.	Tenant shall keep the Building at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

6.	The exterior areas immediately adjoining the Building shall be kept clean and free from dirt and rubbish, and Tenant shall not place or permit any obstructions or merchandise in such areas.

7.	Tenant and Tenant’s employees shall park their car only in those parking areas designated for that purpose by Landlord.

8.	The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by the Tenant who shall, or whose employees, agents, servants, customers or invitees shall, have caused it.

9.	Tenant shall keep the Premises free from pets and vermin.

10.	Tenant shall not burn any trash or garbage of any kind in or about the Building or the Center.

Sunset Ridge (Building 4) Exhibit D.1

11.	Tenant shall not make noises, cause disturbances, or create odors which may be offensive to Landlord or to other tenants of the Building or the Center, or their employees, agents, servants, customers or invitees.

12.	No portion of the Building or the Premises shall be used for sale, rental or display of any obscene, pornographic, so-called “adult” or other offensive merchandise or activities.

13.	Without Landlord’s written consent therefor first had and obtained, no sign or other object or thing visible to public view outside of the Building shall be placed or allowed on the exterior of the Building or in the interior of the Building in such a manner as shall be visible from outside the Building, except as may be prescribed by Landlord. Tenant shall be required to property maintain its sign, including prompt repairs of any nature. Upon expiration of the Lease, Tenant shall be responsible for promptly removing all signs placed by Tenant. Without limiting the generality of the foregoing, Tenant shall adhere to all requirements contained in Exhibit “C” attached to this Lease and incorporated herein by reference.

14.	Tenant and Tenant’s employees and agents shall not solicit business in the parking areas or other common areas, nor shall Tenant distribute any handbills or other advertising matter on automobiles parked in the parking area or in other common areas.

15.	Tenant shall refrain from keeping, displaying or selling any merchandise or any object outside of the interior of the Building or in any portion of any sidewalks, walkways or other part of the Center outside of the Building.

16.	The sidewalks, hallways, passages, exits, entrances, stairways and other common areas shall not be obstructed by Tenant or used for any purpose other than for ingress and egress to the Building.

17.	Landlord reserves the right to exclude or expel from the Center any person who, in the judgment of the Landlord is intoxicated or under the influence of liquor, or who shall in any manner do any act in violation of any of the rules and regulations of the Center.

18.	Tenant shall not place a load upon any floor of the Building exceeding the floor load per square foot which said floor was designed to carry or which is allowed by law.

19.	Landlord will direct electricians as to where and how telephone wires are to be introduced. No boring or cutting for wires will be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Building shall be subject to the reasonable approval of Landlord.

Sunset Ridge (Building 4) Exhibit D.2

20.	Tenant, upon termination of the Lease, shall deliver to Landlord the keys of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have made, and in the event of loss of any keys so furnished, shall pay Landlord therefor. Tenant shall not alter any lock or install any new or additional locks or any bolts on any doors of the Building. All keys in the project are keyed into a master key system by Liberty Lock & Key. No locks shall be changed or added without the prior written consent of Landlord, which consent shall not be unreasonably withheld. All work is to be done by Liberty Lock & Key within the master system, and copies of any keys are to be delivered to Landlord.

21.	Tenant shall see that the doors to the Premises are closed at all times when not in use for ingress and egress and securely locked before leaving the Building.

22.	Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and none of Landlord’s employees will admit any person to any office without specific instructions from Landlord.

23.	If the Building is leased for use as professional offices, all professional practice conducted on the Building shall be in compliance with the Code of Ethics of such profession. All advertising, if any, by Tenant, its agents, employees, servants, contractors, subtenants and licensees in connection with the Building shall be in compliance with said Code of Ethics.

Sunset Ridge (Building 4) Exhibit D.3

TOP VIEW
1/2" = 1'-0"
18"
8'-6"
5/8" DIAM ANCHOR STUDS W/TEMPER PROOF HEADS
CMU BASE W/GRANITE CLADDING TO MATCH BLDG MATERIAL (VIOLETTA)
1/4" THK ALUM. CHANGEABLE PANELS (3) W/BRUSHED HORIZONTAL GRAIN FINISH CUT THRU COPY W/ MATTE BLACK PAINTED .040 ALUM. BACKER
8'-6"
7'-6"
6"
6"
6"
5'
43"
4"
12"
10"
10"
10"
1"
1"
1"
FUTURE TENANT
MACDONALD REALTY, LLC
FUTURE TENANT
FUTURE TENANT
1/2" = 1'-0"

SPEC: EXHIBIT B / SECONDARY TENANT ID/DOUBLE SIDED

MONUMENT: 5' x 8'-6" x 18" W

- GRANITE-#4 VIOLETTA

PANELS QTY:4 10" x 7'-6"

- SATIN PANEL BRUSHED ALUMINUM 1/4" THICK BACKER WITH FLAT BLACK .040 ALUMINUM. PIN MOUNTED TO GRANITE
- GROUND MOUNTED LIGHT FIXTURE

(FONT: ADOBE GARAMOND REGULAR 148.39 HORIZONTAL W/STROKE)

EXHIBIT "E-1"

OPTION TO EXTEND TERM

This Option is attached to and forms a part of that certain Office Lease Agreement dated this ___ day of December, 1999, (“Lease”) by and between COUNTRY CLUB CENTER, LLC (“Landlord”) and FOOTHILLS PARTNERS, a Nevada limited partnership, (“Tenant”). Capitalized terms which are used in this Rider and not otherwise defined have the meaning given those terms in the Lease.

(a) Options to Extend the Lease

(1) Tenant shall have two (2) 5 year options plus the part of a month commencing and ending as provided in Section 2.1 of the Lease Agreement to extend the Term of this Lease (the “Extension Options”). In each instance, Tenant shall be required to give Landlord written notice of its election to exercise one of the Extension Options at least six (6) months prior to the commencement of the Term of the Extension Option in question (“Option Term”).

(2) In the event Tenant elects to exercise any Extension Option, the Base Rent during the Option Term shall be the then “fair market” Base Rent (the “New Base Rent”) for other vacant space in the Building, taking into account the Commencement Date of the Option Term, the terms and conditions of the lease form that Landlord is then using in the Building, including periodic automatic increases in Base Rent, if any. Should there be no comparable vacant space in the Building at the time, Tenant agrees to pay as New Base Rent whatever the then fair market Base Rent in the Building would be if there were such comparable vacant space in the Building. The term “fair market” Base Rent shall mean the Base Rent for that space which would be paid by a willing tenant to a willing landlord, neither of whom is compelled to rent, for a term of five years, disregarding “tenant concessions,” if any, then being offered on comparable vacant space to prospective new tenants in the Building. The term “tenant concessions” shall include, without limitation, such inducements as free rent, free parking, over-standard tenant improvements, and Landlord’s assumption of existing leases. In the event that Landlord and Tenant cannot agree on a New Base Rent or any other new or changed provisions of the Lease, the matter shall be submitted for decision to the American Arbitration Association in Clark County, Nevada, in accordance with the then rules of said association, and the decision of the Arbitrators shall be binding upon the parties. The cost of said Arbitrators shall be paid by Landlord if the decision is that the New Base Rent should be less than 95% of the amount demanded by Landlord; shall be paid by Tenant if the decision is that the New Base Rent should be 105% or more of the amount demanded by Landlord; and shall be paid equally by Landlord and Tenant if the decision is other than the two alternatives stated above.

Sunset Ridge Professional Plaza / Option	1

(b) Tenant’s Default.

The Extension Options shall be terminated during any period in which Tenant is in default under any provision of this Lease until the default has been cured. Time is of the essence. If Tenant fails to exercise its Extension Options in any instance when such rights may arise, in writing, prior to the expiration of the applicable time period for the exercise of such rights, Tenant’s rights in the instance in question shall thereafter be deemed null and void and of no further force or effect. The period of time within which the Extension Options may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions.

(c) The Option is personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant; the Option herein granted to Tenant is not assignable separate and apart from this Lease.

(d) Tenant shall not have the right to exercise the Option, notwithstanding anything set forth above to the contrary:

(1) during the time commencing from the date Landlord gives to Tenant a written notice that Tenant is in default under any provisions of this Lease, and continuing until the default alleged in the notice is cured;

(2) during the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) continuing until the obligation is paid;

(3) at any time after a default described in Section 25.1 of the Lease, (without any necessity of Landlord to give notice of such default to Tenant); or

(4) in the event that Landlord has given to Tenant three (3) or more notices of default under the Lease or a late charge has become payable under Section 3.3(c) for each of such defaults, whether or not the defaults are cured, during the twelve (12) month period prior to the last day on which Tenant is entitled to exercise the Option.

(e) The period of time within which the Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the foregoing provisions of paragraph (d).

(f) All rights of Tenant under the provisions of this Option shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise of the Option, if, after such exercise, but prior to the commencement date of the new Term, (1) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of thirty (30) days after such obligation becomes due (without any necessity of Landlord to give notice thereof to Tenant), unless, with respect to any such sum other than Base Rent, Tenant’ is reasonably and in good faith contesting the amount thereof by appropriate proceedings, including, if required by Landlord, the deposit by Tenant, of the full amount of such contested sum with Landlord or a disinterested and independent third party or court; (2) Tenant fails to commence to cure a default within thirty (30) days after the date the Landlord gives notice to Tenant of such default; or (3) Landlord gives to

Sunset Ridge Professional Plaza / Option	2

Tenant three (3) or more notices of default or a late charge has become payable for any such default, whether or not such defaults are cured.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

LANDLORD:

COUNTRY CLUB CENTER, LLC A Nevada limited liability company

By:	/s/ RICHARD C. MACDONALD
Richard C. MacDonald, Managing Member

TENANT:

FOOTHILLS PARTNERS A Nevada limited partnership

By:	/s/ RICHARD C. MACDONALD
Richard C. MacDonald, Managing Partner Foothills Development Company, LLC General Partner

Sunset Ridge Professional Plaza / Option	3

AGENCY DISCLOSURE AGREEMENT

************************************************************************************************************

THIS DOCUMENT IS NOT A LEASE, NOR DOES IT BIND, TIE OR REQUIRE THE PARTIES SIGNING THE SAME TO LEASE, BUY OR SELL PROPERTY THROUGH THE AGENT HEREWITH, NEVADA LAW REQUIRES ANY REAL ESTATE LICENSEE TO DISCLOSE, WITHIN A REASONABLE TIME DURING THE TRANSACTION, TO WHOM HIS/HER AGENCY RELATIONSHIP IS WITH.

************************************************************************************************************

LESSOR’S AGENT

A Leasing agent under a listing/management agreement with a Landlord acts as the agent of the and landlord only. A subagent, or “cooperating agent” is one who has agreed to work for the Landlord’s Agent, usually through an Open Listing. A subagent may work in a different real estate office. A Landlord’s Agent or subagent has, without limitation, the following affirmative obligations:

(A)	A fiduciary duty of utmost care, integrity, and loyalty in dealing with the Landlord.

To the Landlord and Tenant:

(A)	Diligent exercise of reasonable skill and care in the performance of the agent’s duties.

(B)	A duty of honesty and fair dealing and good faith.

(C)	A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the parties.

An agent is not obligated to reveal to either party any confidential information obtained from the other party unless that information involves the above affirmative duties.

The above duties of the agent transaction do not relieve a Landlord or a Tenant from the responsibility to protect their own interests. You should carefully read all agreements to ensure that they adequately express your understanding of the transaction. A real estate agent is a person qualified to advise about real estate the real estate only. If legal or tax advise is desired, you should consult a competent professional in that field.

THE DISCLOSURE

MacDonald Properties, Ltd, is the agent for COUNTRY CLUB CENTER, LLC. ONLY.

/s/ CLAIRE MACDONALD	12/1/99
Claire MacDonald	DATE

THE CONFIRMATION

I/We acknowledge receipt of a copy of this disclosure and confirm my/our understanding of the disclosed agency relationship.

COUNTRY CLUB CENTER, LLC.

By	/s/ RICHARD C. MACDONALD	12/1/99	5:00 PM
	Richard C. MacDonald, Managing Member	DATE	Time

FOOTHILLS PARTNERS

By	/s/ RICHARD C. MACDONALD	12/1/99	5:00 PM
	Richard C. MacDonald, Managing Partner Foothills Development Company, LLC General Partner	DATE	Time

INTENT TO LEASE

OFFICE SPACE

PREMISES:	MacDonald Corporate Center

TENANT:	Foothills Partners, a Nevada Limited Partnership

LANDLORD:	Country Club Center, LLC

I, the undersigned, hereby propose to lease, through MacDonald Properties, Ltd., the above-referenced space as follows:

USE:	Real estate company

TERM:	Five (5) years, with 2 five (5) year options

SQUARE FEET:	9,053 sq. ft. plus a 16% load factor.

RENTAL RATE:	$1.85 per square foot per month, modified gross

ADDITIONAL RENT:

Annual CPI adjustment capped at 5% per annum, effective year 3, based upon the previous year;

Common area maintenance (CAM) charges, adjusted yearly, after base year;

Tenant is responsible for its own electrical, gas, telephone and janitorial.

LEASEHOLD IMPROVEMENTS:	$30.00 per square feet of actual office area.

FIXTURIZATION PERIOD:	45 days after Tenant receives a Certificate of Occupancy on the space.

CONTINGENCIES:	Tenant will receive 1 free designated covered parking stall for each 1,000 sq. ft. of actual office space rented.

SECURITY DEPOSIT:	Waived.

LANDLORD AND TENANT ACKNOWLEDGE THAT THIS LETER OF INTENT IS NOT A LEASE AND THAT IT IS INTENDED AS THE BASIS FOR THE PREPARATION OF A LEASE BY THE LANDLORD. THE LEASE SHALL BE SUBJECT TO LANDLORD’S AND TENANT’S APPROVAL AND ONLY A FULLY EXECUTED LEASE SHALL CONSTITUTE A LEASE FOR THE PARTIES.

Dated this 3 day of JUNE, 1999.

COUNTRY CLUB CENTER, LLC		FOOTHILLS PARTNERS, a Nevada Limited Partnership

By	/s/ RICHARD C. MACDONALD	By	/s/ RICHARD C. MACDONALD
	Richard C. MacDonald, President		Richard C. MacDonald, General Partner